UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Fortune Brands Home & Security, Inc.
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520 Lake Cook Road, Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

March 20, 2019

Dear Fellow Stockholders:

We are pleased to invite you to the 2019 Annual Meeting of Stockholders (“Annual Meeting”) of Fortune Brands Home & Security, Inc. on Tuesday, May 7, 2019 at 8:00 a.m. (CDT) at the Renaissance Chicago North Shore Hotel, 933 Skokie Boulevard, Northbrook, Illinois. The following matters will be considered at the Annual Meeting:

Proposal 1:	Election of the three director nominees identified in this Proxy Statement for a three year term expiring at the 2022 Annual Meeting of Stockholders (see pages 4-7);

Proposal 2:	Ratification of the appointment by the Company’s Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019 (see page 44);

Proposal 3:	Advisory vote to approve the compensation paid to the Company’s named executive officers (see page 45); and

such other business as may properly come before the Annual Meeting.

Stockholders of record at the close of business on March 8, 2019, the record date for the Annual Meeting, are entitled to vote. Stockholders who wish to attend the Annual Meeting in person should review the entrance requirements on page 49.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. See pages 48-51 for voting instructions.

This Proxy Statement and accompanying proxy are first being distributed on or about March 20, 2019.

Robert K. Biggart
Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the 2019 Annual Meeting of Stockholders to be Held on Tuesday, May 7, 2019.

This Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (“Form 10-K”) are available at www.proxyvote.com.

PROXY SUMMARY

Annual Meeting Information

Time and Date	Location	Record Date
Tuesday, May 7, 2019 at 8:00 a.m. (CDT)	Renaissance Chicago North Shore Hotel 933 Skokie Boulevard, Northbrook, Illinois	March 8, 2019

These materials are provided in connection with the solicitation by the Board of Directors (the “Board”) of Fortune Brands Home & Security, Inc. (“Fortune Brands” or the “Company”) of proxies to be voted at our Annual Meeting or any adjournment or postponement of the Annual Meeting.

Agenda and Voting Recommendations

This summary highlights selected information in this Proxy Statement, as well as select business information, and does not contain all of the information that you should consider in deciding how to vote. Please read the complete Proxy Statement carefully before voting. The following table summarizes the items that will be voted on at our Annual Meeting of Stockholders, along with the Board’s voting recommendations.

Proposal Number	Description of Proposal	Board Recommendation	Page Number

1	Election of three Class II Directors Irial Finan, Susan S. Kilsby and Christopher J. Klein	FOR	4-7

2	Ratify the appointment of the independent auditor Pricewaterhouse Coopers	FOR	44

3	Advisory vote to approve named executive officer compensation	FOR	45

See pages 48-51 for instructions on how to vote your shares.

2018 Business Highlights

INCREASED NET SALES by 4%	RETURNED CASH TO SHAREHOLDERS $810 million through dividends and our share repurchase program

ACQUIRED FIBERON, a composite decking and railing company, expanding our business into the outdoor living market	RESTRUCTURED DEBT by issuing $600 million of bonds while maintaining our AAA investment grade

Our Commitment to Environmental, Social and Governance Matters

Our mission is to fulfill the dreams of homeowners and help people feel more secure. Fulfilling that mission rests on a commitment to our employees and communities to conduct business responsibly. Below are some examples of how we are demonstrating our commitment to environmental, social and governance matters. For more details, please see a copy of our ESG report at https://www.fbhs.com/global-citizenship.

PROXY SUMMARY (CONTINUED)

Environmental

•

We strive to reduce the energy and water we use and recycle our waste and raw materials. We use an environmental, health and safety data management program that allows us to monitor energy conservation, water usage and waste minimization so that we can better identify areas for improvement. As an example of our environmental commitment, 70,000 tons of recycled materials were used to produce Fiberon composite decking in 2017.

•	We reduced our carbon dioxide intensity in 2017.

•	In just two years, energy consumption at two of our largest Cabinets facilities has been reduced by more than 4,200,000 kWh, saving close to $300,000 per year.

Social

•

We strive to ensure the safety of our employees and hold our suppliers to high ethical standards. We qualify potential suppliers on the basis of quality, reliability and global citizenship and we follow-up on suppliers by auditing their compliance with our policies. Our Supplier Code of Conduct requires suppliers and contractors to comply with our standards for human rights, workplace safety and environmental protection.

•

Our safety processes focus on reducing risks, implementing strong management systems and embracing the core value of being accountable to oneself and to fellow associates. From 2015-2018, Fortune Brands improved our total recordable incident rate.

PROXY SUMMARY (CONTINUED)

Governance

We are committed to maintaining a strong corporate governance program. Below are a few highlights:

Independent Board, except our CEO	Regular executive sessions of non-employee directors

Independent Chairman of the Board	Annual Board and Committee evaluations

Majority vote in uncontested director elections, with a resignation policy	Robust stock ownership guidelines for Directors and executives

25% of Directors are female	Prohibition on hedging and pledging of Company stock by Directors and executives

PROPOSAL 1 – ELECTION OF DIRECTORS

Summary of Qualification of Directors

The Board believes that all directors must possess a considerable amount of education and business management experience. The Board also believes that it is necessary for each of the Company’s directors to possess certain general qualities, while there are other skills and experiences that should be represented on the Board as a whole, but not necessarily by each individual director.

General qualities for all directors:

•	Extensive executive leadership experience
•	Excellent business judgment
•	High level of integrity and ethics
•	Original thinking
•	Strong commitment to the Company’s goal of maximizing stockholder value

Specific experiences, qualifications, and backgrounds to be represented on the Board as a whole:

•	Consumer products expertise
•	Financial and/or accounting expertise
•	Knowledge of international markets
•	Chief executive officer/chief operating officer/chief financial officer experience
•	Extensive board experience
•	Diversity of skill, background and viewpoint

The process used by the Nominating and Corporate Governance Committee in recommending qualified director candidates is described below under Corporate Governance – Director Nomination Process (see page 9 of this Proxy Statement).

Election of Class II Directors

The Board consists of nine members and is divided into three classes, each having three year terms that expire in successive years. The term of Ms. Susan S. Kilsby, Mr. Irial Finan and Mr. Christopher J. Klein, each currently serving as Class II directors expires at the 2019 Annual Meeting of Stockholders. Mr. Finan was appointed by the Board to serve as a Class II Director in February 2019. The Board has nominated Ms. Kilsby and Messrs. Finan and Klein for a new term of three years expiring at the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Shares cannot be voted for more than the number of nominees proposed for re-election.

Each of the nominees has consented to be named as a nominee and to serve as a director, if elected. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named in the enclosed proxy card will vote for the substitute nominee designated by the Board.

The names of the nominees and the current Class I and Class III directors, along with their present positions, their principal occupations and employment during the last five years, any directorships held with other public companies during the past five years, their ages and the year first elected as a director of the Company, are set forth below. Individual qualifications and experiences of our directors that contribute to the Board’s effectiveness as a whole are also described in the following paragraphs.

PROPOSAL  1 – ELECTION OF DIRECTORS (CONTINUED)

Name	Present positions and offices with the Company, principal occupations and other directorships during the past five years	Age	Year first elected director
2019 NOMINEES FOR DIRECTOR – CLASS II DIRECTORS

Irial Finan	Retired since March 2018; Executive Vice President of The Coca-Cola Company and President of Coca-Cola Bottling Investments Group, a global beverage company, from August 2004 to December 2017. Currently also a director of Coca-Cola European Partners plc, Coca-Cola Bottlers Japan Holdings, Inc. and Smurfit Kappa Group plc. Formerly a director of Coca-Cola HBC AG, and Coca-Cola FEMSA and G2G Trading.	61	2019

Mr. Finan’s experience as an Executive Vice President of The Coca-Cola Company and President of its worldwide bottling operations, as well of his years of international consumer products experience, brings to our Board the perspective of a leader with extensive international experience in the consumer products industry. Mr. Finan has extensive board experience.

Susan S. Kilsby	Retired since May 2014; Senior Advisor at Credit Suisse AG, an investment banking firm, from 2009 to May 2014; Managing Director of European Mergers and Acquisitions of Credit Suisse prior thereto. Currently also a director of BBA Aviation plc and Diageo plc. Formerly a director of Shire plc, Goldman Sachs International, Keurig Green Mountain, Inc., and Coca-Cola HBC AG.	60	2015

Ms. Kilsby has a distinguished global career in investment banking and brings extensive mergers and acquisitions and international business experience to the Board. In addition to her experience at Credit Suisse, she held a variety of senior positions with The First Boston Corporation, Bankers Trust and Barclays de Zoete Wedd. Ms. Kilsby also has extensive board experience.

Christopher J. Klein	Chief Executive Officer of the Company since January 2010. Currently also a director of Thor Industries, Inc.	55	2010

Mr. Klein’s leadership as Chief Executive Officer of the Company and his significant corporate strategy, business development and operational experience provide him with intimate knowledge of our operations and the challenges faced by the Company. Mr. Klein led the Company through the spin-off from Fortune Brands, Inc. in 2011. Prior to the Company’s spin-off, he held several leadership positions at Fortune Brands, Inc., helping to reshape the business through acquisitions and divestitures. Prior to joining Fortune Brands, Mr. Klein held key strategy and operating positions at Bank One Corporation and also served as a partner at McKinsey & Company, a global management consulting firm.

The Board of Directors recommends that you vote FOR the election of each nominee named above.

PROPOSAL  1 – ELECTION OF DIRECTORS (CONTINUED)

Name	Present positions and offices with the Company, principal occupations and other directorships during the past five years	Age	Year first elected director

CLASS III DIRECTORS – TERM EXPIRING 2020

A.D. David Mackay	Retired since January 2011; President and Chief Executive Officer of Kellogg Company, a packaged foods manufacturer, prior thereto. Currently also a director of The Clorox Company. Formerly a director of Keurig Green Mountain, Inc., McGrath Limited, Woolworths Limited and Beam Inc.	63	2011

Mr. Mackay held various key executive positions with Kellogg Company including Chief Executive Officer and Chief Operating Officer, bringing to our Board the perspective of a leader who faced a similar set of external economic, social and governance issues to those that face our Company. Mr. Mackay also has significant international business experience, as well as extensive board experience.

David M. Thomas	Retired since March 2006; Chairman of the Board and Chief Executive Officer of IMS Health Incorporated, a provider of information services to the pharmaceutical and healthcare industries, prior thereto. Currently also a director of The Interpublic Group of Companies, Inc. and a member of the Fidelity Investments Board of Trustees.	69	2011

Mr. Thomas’ experience as a Chief Executive Officer of IMS Health Incorporated and his management experience at premier global technology companies, including as Senior Vice President and Group Executive of IBM, helps the Board address the challenges the Company faces due to rapid changes in IT capabilities and communications and global distribution strategies. Mr. Thomas also has extensive board experience.

Norman H. Wesley	Retired since October 2008; Chairman of the Board and Chief Executive Officer of Fortune Brands, Inc. prior thereto. Currently also a director of Acushnet Holdings Corp. Formerly a director of Acuity Brands, Inc., Keurig Green Mountain, Inc. and ACCO Brands Corporation.	69	2011

Mr. Wesley’s experience as Chief Executive Officer of a consumer products conglomerate gives him unique insights into the Company’s challenges, opportunities and operations. Mr. Wesley also has extensive board experience.

PROPOSAL  1 – ELECTION OF DIRECTORS (CONTINUED)

Name	Present positions and offices with the Company, principal occupations and other directorships during the past five years	Age	Year first elected director

CLASS I DIRECTORS – TERM EXPIRING 2021

Ann F. Hackett	Partner and co-founder of Personal Pathways, LLC, a company providing web-based enterprise collaboration platforms, since 2015. Prior to that, President of Horizon Consulting Group, LLC, a strategic and human resource consulting firm founded by Ms. Hackett in 1996. Currently also a director of Capital One Financial Corporation. Formerly a director of Beam Inc.	65	2011

Ms. Hackett has extensive experience in leading companies that provide strategic, organizational and human resource consulting services to boards of directors and senior management teams. She has experience leading change initiatives, risk management, talent management and succession planning and in creating performance based compensation programs, as well as significant international experience and technology experience. Ms. Hackett also has extensive board experience and currently serves as the lead independent director of Capital One Financial Corporation.

John G. Morikis	Chairman since January 2018 and Chief Executive Officer since January 2016 of The Sherwin-Williams Company, a manufacturer of paint and coatings products. President from January 2016 to February 2019 and Chief Operating Officer from 2006 to January 2016. Currently a director of The Sherwin-Williams Company.	55	2011

Mr. Morikis’ experience as a Chief Executive Officer and a Chief Operating Officer of The Sherwin-Williams Company, and his more than 30 years of experience with a consumer home products company, brings to our Board the perspective of a leader who faces similar external economic issues that face our Company.

Ronald V. Waters, III	Retired since May 2010; President and Chief Executive Officer of LoJack Corporation, a provider of tracking and recovery systems, from January 2009 to May 2010. Currently also a director of HNI Corporation and Paylocity Holding Corporation. Formerly a director of Chiquita Brands International, Inc.	67	2011

Mr. Waters has considerable executive leadership and financial management experience. He served as Chief Executive Officer and Chief Operating Officer at LoJack Corporation, a premier technology company, and as Chief Operating Officer and Chief Financial Officer at Wm. Wrigley Jr. Company, a leading confectionary manufacturing company. Mr. Waters also has extensive board experience.

CORPORATE GOVERNANCE

Fortune Brands is committed to maintaining strong corporate governance practices that are good for our stockholders and our business. We are dedicated to maintaining these practices and upholding high standards of conduct.

Corporate Governance Principles

The Board adopted a set of Corporate Governance Principles which describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, Board meeting procedures, the establishment of Board committees, management succession planning process and review of risks. The Corporate Governance Principles are available at https://ir.fbhs.com/governing-high-standards.

Director Independence

The Company’s Corporate Governance Principles provide that a majority of the members of the Board shall be independent directors. New York Stock Exchange requirements, as well as the Company’s committee charters, require that each member of the Audit, Compensation and Nominating and Corporate Governance Committees be independent. The Board applies the definition of independence found in the New York Stock Exchange Listed Company Manual in determining which directors are independent. When determining each director’s independence, the Board also considered charitable contributions made by the Company to organizations with which each director is affiliated.

Applying that definition, Messrs. Finan, Mackay, Morikis, Thomas, Waters and Wesley and Mses.

Hackett and Kilsby were affirmatively determined by the Board to be independent. Due to Mr. Klein’s employment with the Company, he is not considered independent.

None of the non-employee directors has any material relationship with the Company other than being a director and stockholder. Also, none of the non-employee directors have participated in any transaction or arrangement that interferes with such director’s independence.

Policies with Respect to Transactions with Related Persons

The Board has adopted a Code of Business Conduct and Ethics which sets forth various policies and procedures intended to promote the ethical behavior of all of the Company’s employees, officers and directors (the “Code of Conduct”). The Board has established a Compliance Committee (comprised of management) which is responsible for administering and monitoring compliance with the Code of Conduct. The Compliance Committee periodically reports on the Company’s compliance efforts to the Audit Committee and the Board.

The Board has also established a Conflicts of Interest Committee (comprised of management) which is responsible for administering, interpreting and applying the Company’s Conflicts of Interest Policy, which describes the types of relationships that may constitute a conflict of interest with the Company. Under the Conflicts of Interest Policy, directors and executive officers are responsible for reporting any potential related person transaction (as defined in Item 404 of Regulation S-K) to the Conflicts of Interest Committee in advance of commencing a potential transaction. The Conflicts of Interest Committee will present to the Audit Committee any potential related party transaction. The Audit Committee will evaluate the transaction, determine whether the interest of the related person is material and approve or ratify, as the case may be, the transaction. In addition, the Company’s executive officers and directors annually complete a questionnaire on which they are required to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and, if a related person transaction is reported by a director or executive officer, submits the transaction for review by the Audit Committee. The Conflicts of Interest Committee also reviews potential conflicts of interest and reports findings involving any director of the Company to the Nominating and Corporate Governance Committee (the “Nominating Committee”). The Nominating Committee will review any potential conflict of interest involving a member of the Board to determine whether such potential conflict would affect that director’s independence.

CORPORATE GOVERNANCE (CONTINUED)

Certain Relationships and Related Transactions

Since January 1, 2018, the Company did not participate in any transactions in which any of its directors, executive officers, any immediate family member of a director or executive officer or any beneficial owner of more than 5% of the Company’s common stock had a direct or indirect material interest.

Director Nomination Process

The Nominating Committee is responsible for, among other things, screening potential director candidates, recommending qualified candidates to the Board for nomination and assessing director independence.

When identifying director candidates, the Nominating Committee determines whether there are any evolving needs that require an expert in a particular field or other specific skills or experiences. When evaluating director candidates, the Nominating Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. The Nominating Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. In February 2019, the Nominating Committee recommended and the Board appointed Irial Finan as a Class II member of the Board of Directors. Mr. Finan was originally identified as a candidate by a non-management director. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are considered. For the purpose of this Annual Meeting, the Nominating Committee recommended the nomination of Ms. Kilsby and Messrs. Finan and Klein as Class II directors.

In connection with future director elections, or at any time there is a vacancy on the Board, the Nominating Committee may retain a third-party search firm to assist in locating qualified candidates that meet the needs of the Board at that time.

It is the Nominating Committee’s policy to consider director candidates recommended by stockholders, if such recommendations are properly submitted to the Company. Stockholders that wish to recommend an individual as a director candidate for consideration by the Nominating Committee can do so by writing to the Secretary of Fortune Brands Home & Security, Inc. at 520 Lake Cook Road, Deerfield, Illinois 60015. Recommendations must include the proposed nominee’s name, biographical data and qualifications, as well as other information that would be required if the stockholder were actually nominating the recommended candidate pursuant to the procedures for such nominations provided in our Bylaws. The Nominating Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the Nominating Committee. The Nominating Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. Members of the Nominating Committee may then interview the candidate if the committee deems the candidate to be appropriate. The Nominating Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The nomination process is designed to ensure that the Nominating Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established under the Company’s Corporate Governance Principles.

CORPORATE GOVERNANCE (CONTINUED)

Communication with the Board

The Board and management encourage communication from the Company’s stockholders. Stockholders who wish to communicate with the Company’s management should direct their communication to the Chief Executive Officer or the Secretary of Fortune Brands Home & Security, Inc. at 520 Lake Cook Road, Deerfield, Illinois 60015. Stockholders, or other interested parties, who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Secretary at the address above. The Secretary will forward communications intended for the Board to the Chairman of the Board, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Secretary may, in his or her discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Board Leadership Structure

Mr. Thomas serves as the Company’s non-executive, independent Chairman. The Board determined that having an independent director serve as Chairman of the Board is in the best interests of our stockholders at this time. This leadership structure aids the Board’s oversight of management and allows our Chief Executive Officer to focus primarily on his management responsibilities. The non-executive Chairman has the responsibility of presiding at all meetings of the Board, consulting with the Chief Executive Officer on Board meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chief Executive Officer and advising him or her on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Principles. In addition, the Company’s non-executive Chairman facilitates the Board’s annual performance assessment of the Chief Executive Officer.

The Board does not believe that a single leadership structure is right at all times, so the Board periodically reviews its leadership structure to determine, based on the circumstances at the time, whether other leadership structures might be appropriate for the Company. The Board has been and remains committed to maintaining strong corporate governance and appropriate independent oversight of management. Given that each of the members of the Board, other than Mr. Klein, is independent we believe that the leadership structure currently utilized by the Board provides effective independent Board leadership and oversight.

Executive Sessions

Pursuant to the Company’s Corporate Governance Principles, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. The non-executive Chairman of the Board leads these sessions. In addition, Board Committees also meet regularly in executive session without the presence of management.

Meeting Attendance

The Board of Directors met six times in 2018. Each director attended more than 75% of the total meetings of the Board and committees of the Board of which the director was a member during 2018. Pursuant to the Company’s Corporate Governance Principles, all directors are encouraged and expected to attend the Annual Meeting. All of the directors attended the Company’s 2018 Annual Meeting of Stockholders.

CORPORATE GOVERNANCE (CONTINUED)

Risk Management

The responsibility for the day-to-day management of risks lies with the Company’s management team; however, the Board has an active role, as a whole and also at the committee level, in overseeing the strategy and process for managing the Company’s risks. The Board regularly reviews information regarding the Company’s business strategy, leadership development, resource allocation, succession planning, credit, liquidity and operations, as well as the risks associated with each. The Company’s overall risk management program consists of periodic management discussions analyzing and mitigating risks, an annual review of risks associated with each of the Company’s operating businesses and an annual review of risks related to the Company’s compensation programs and practices.

Annually, management identifies both external risks (i.e., economic) and internal risks (i.e., strategic, operational, financial and compliance), assesses the impact of these risks and determines how to mitigate such risks. The Audit Committee manages the Company’s risk management program and reviews the results of the annual assessment. Management also provides the Audit Committee with quarterly updates on the Company’s risks, which includes an update on cybersecurity related risks. In addition, the Audit Committee oversees management of the Company’s financial risks.

The Compensation Committee is responsible for overseeing the management of risks relating to the compensation paid to the Company’s executives and the Company’s executive compensation plans. Annually, the Compensation Committee’s independent compensation consultant conducts an assessment of the risks associated with the Company’s executive compensation policies and practices. The compensation consultant conducts a more extensive review of all of the Company’s broad-based compensation incentive arrangements every few years. In 2018, the compensation consultant conducted the broader review of all compensation arrangements. For more information about that assessment see “Compensation Risks” below.

The Nominating Committee manages risks associated with the independence of the Board, potential conflicts of interest of Board members, and the Company’s corporate governance structure, as well as management of risks associated with the environment, health and safety, diversity, philanthropy, global citizenship and sustainability.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about all of the risks described above. The Board’s assignment of responsibility for the oversight of specific risks to its committees enables the entire Board, under the leadership of the non-executive Chairman and the Chief Executive Officer, to better monitor the risks of the Company and more effectively develop strategic direction, taking into account the magnitude of the various risks facing the Company.

Compensation Risks

The Compensation Committee’s compensation consultant conducts an annual assessment of the risks associated with the compensation policies and practices used to compensate the Company’s executives and reports on the assessment to the Compensation Committee. In 2018, the Company’s compensation consultant analyzed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking. In addition, the compensation consultant’s review included an assessment of all incentive programs including sales incentives and annual incentive plan awards at all levels. After reviewing the compensation consultant’s analysis, the Compensation Committee concluded that none of the Company’s compensation arrangements encourage excessive risk taking. In general, the executive compensation arrangements are consistent with the structure and design of other companies of similar size and industry sector. The Company utilizes the following risk-mitigating design features:

CORPORATE GOVERNANCE (CONTINUED)

•	The Company uses multiple and diverse performance metrics in incentive plans;

•	The upside on payout potential is capped for both short-term and long-term incentives;

•	The Company utilizes multiple long-term incentive vehicles, with performance share awards (“PSAs”) that have overlapping three-year performance cycles;

•	The majority of an individual’s total compensation mix is not derived from a single component of compensation; and

•	The Company maintains stock ownership guidelines, a policy prohibiting hedging and pledging of Company stock and a formal clawback policy.

As described in our Compensation Discussion and Analysis, compensation decisions are made using a combination of objective and subjective considerations designed to mitigate excessive risk taking by executives.

Board Committees

The Board established an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating and Corporate Governance Committee. A list of current Committee memberships may be found on the Company’s website at https://ir.fbhs.com/committees-and-charters. The Committee memberships as of the date of this Proxy Statement are set forth below:

Name	Audit	Compensation	Executive	Nominating and Corporate Governance
Ann F. Hackett		C	X	X
Irial Finan*
Susan S. Kilsby		X		X
Christopher J. Klein			X
A. D. David Mackay	X	X
John G. Morikis	X	X
David M. Thomas	X		C	C
Ronald V. Waters, III	C		X	X
Norman H. Wesley	X	X

An “X” indicates membership on the committee.

A “C” indicates that the director serves as the chair of the committee.

* Mr. Finan was elected to the Board in February 2019 and has not yet been appointed to any committees.

Audit Committee

The Audit Committee’s primary function is to assist the Board in overseeing the (i) integrity of the Company’s financial statements, the financial reporting process and the Company’s system of internal controls; (ii) Company’s compliance with legal and regulatory requirements; (iii) independence and qualifications of the Company’s external auditors; (iv) performance of the Company’s external and internal auditors; and (v) the Company’s enterprise risk management program, which includes oversight of cybersecurity related risks.

Each member of the Audit Committee (Messrs. Mackay, Morikis, Thomas, Waters and Wesley), is financially literate. Each of Messrs. Mackay, Thomas, Waters and Wesley has accounting or financial management expertise and is an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K under the Exchange Act. As required by its charter, each Audit Committee member has also been determined by our Board to be independent as such term is defined in the Exchange Act and the New York Stock Exchange Listed Company Manual. The Audit Committee met eleven times in 2018.

CORPORATE GOVERNANCE (CONTINUED)

Compensation Committee

The Compensation Committee’s primary function is to assist the Board in attracting and retaining high quality leadership by (i) developing and critically reviewing the Company’s executive compensation program design and pay philosophy; and (ii) setting the compensation of the Company’s executive officers, which includes the presidents of the Company’s principal business segments, in a manner that is consistent with competitive practices and Company, business segment and individual performance.

As required by its charter, each member of the Compensation Committee (Messrs. Mackay, Morikis and Wesley and Mses. Hackett and Kilsby) has been determined by our Board to be independent as such term is defined in the Exchange Act and the New York Stock Exchange Listed Company Manual. The Committee has a Subcommittee comprised of Mses. Hackett and Kilsby and Messrs. Mackay and Morikis that is responsible for approving all performance standards and payments for any pay program intended to qualify as “performance-based compensation” grandfathered under Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee met five times in 2018.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has (i) served as one of the Company’s officers or employees, or (ii) had a relationship requiring disclosure under Item 404 of Regulation S-K.

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data to be used by the Compensation Committee in determining executive compensation. In addition, members of the Company’s human resources department assist in the preparation of executive compensation tally sheets and historical information describing compensation paid to executives, program design and plan provisions and the Compensation Committee’s independent consultant provides market data for use in determining executive compensation. The Compensation Committee is presented with recommendations from management and from the Committee’s independent compensation consultant as to the level and type of compensation and related program designs provided to the Company’s executive officers. Members of the Company’s legal department provide the Compensation Committee with general advice on laws applicable to executive compensation and the directors’ fiduciary duties in setting compensation.

The Chief Executive Officer attends meetings of the Compensation Committee, except for portions of meetings where his performance or compensation is being discussed. The Chief Executive Officer’s feedback about each officer’s performance is essential in the Compensation Committee’s determination of the officer’s salary, target annual incentive and long-term equity compensation determinations. See pages 17-30 of this Proxy Statement for more information about how the Compensation Committee determined the executive officers’ compensation in 2018.

Compensation Committee Consultant

The Compensation Committee engages an outside compensation consultant. Meridian Compensation Partners, LLC (“Meridian”) was retained directly by and reports directly to the Compensation Committee. In 2018, Meridian provided the following services and information to the Compensation Committee:

•

Made recommendations as to best practices for structuring executive pay arrangements and executive compensation (including the amount and form of compensation) consistent with the Company’s business needs, pay philosophy, market trends and latest legal, regulatory and governance considerations;

•	Performed an assessment of the Company’s compensation peers;

CORPORATE GOVERNANCE (CONTINUED)

•

Provided market data (including compiling compensation data and related performance data) as background for decisions regarding the compensation of the Chief Executive Officer and other executive officers;

•	Performed an assessment of risks associated with the Company’s compensation structure and design; and

•

Attended Compensation Committee meetings (including executive sessions without the presence of management) and summarized alternatives for compensation arrangements that may have been considered in formulating final recommendations, as well as the consultant’s rationale for supporting or opposing management’s proposals.

The Compensation Committee has authorized Meridian to interact with management in connection with advising the Compensation Committee. Meridian is included in discussions with management on matters being brought to the Compensation Committee for consideration. Meridian is prohibited from performing any services for management outside of services needed in connection with advising the Compensation and Nominating Committees. The Compensation Committee has assessed Meridian’s independence and concluded that Meridian’s work for the Compensation Committee does not raise any conflict of interest.

Executive Committee

The Executive Committee did not meet in 2018. The Executive Committee has all the authority of the full Board, except for specific powers that are required by law to be exercised by the full Board. The Executive Committee may not amend the Company’s charter, adopt an agreement of merger, recommend actions for stockholder approval, amend or repeal the Bylaws, elect or appoint any director or remove an officer or director, amend or repeal any resolutions of the Board, fix the Board’s compensation, and unless expressly authorized by the Board, declare a dividend, authorize the issuance of stock or adopt a certificate of merger.

Nominating and Corporate Governance Committee

The Nominating Committee’s primary functions are to (i) provide recommendations to the Board with respect to the organization and function of the Board and its committees; (ii) recruit, identify and recommend potential director candidates and nominees; (iii) review the qualifications and independence of directors and provide recommendations to the Board regarding composition of the committees; (iv) develop and recommend changes to the Company’s corporate governance framework including the Company’s corporate governance principles; (v) oversee the process of the evaluation of the Board and management; and (vi) review and advise management on matters relating to the Company’s responsibilities to its employees and the community. The Nominating Committee also makes recommendations to the Board regarding the level and composition of compensation for non-employee directors and grants annual equity awards to non-employee directors.

As required by its charter, each member of the Nominating Committee (Messrs. Thomas and Waters and Mses. Hackett and Kilsby) has been determined by our Board to be independent as such term is defined in the Exchange Act and the New York Stock Exchange Listed Company Manual. The Nominating Committee met four times in 2018.

Other Corporate Governance Resources

The Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for Senior Financial Officers are available on the Company’s website at https://ir.fbhs.com/governing-high-standards. The charters of each committee are also available on the Company’s website at https://ir.fbhs.com/committees-and-charters. A copy of our ESG report is also available on the Company’s website at https://fbhs.com/global-citizenship.

DIRECTOR COMPENSATION

Fortune Brands is committed to attracting and retaining qualified and experienced directors that contribute to the Board’s effectiveness and the Company’s goal of maximizing stockholder value. To accomplish this, the Company maintains a non-employee director compensation program that consists of cash fees and Company stock. During 2018, the Board did not make any changes to the structure of or the amounts provided under the non-employee director compensation program. Below is a description of the non-employee director compensation program.

Cash Fees

In 2018, the annual cash fee for services as a non-employee director of the Company was $90,000. The members of the Audit Committee (Messrs. Mackay, Morikis, Thomas, Waters and Wesley) and the Compensation Committee (Mses. Hackett and Kilsby and Messrs. Mackay, Morikis and Wesley) received an additional annual cash fee of $7,500 for their service on each of these committees. In addition, the chairperson of each of the Audit, Compensation and Nominating Committees received an additional annual cash fee of $15,000 for such service (Mr. Waters, Ms. Hackett and Mr. Thomas, respectively). Mr. Thomas received an additional annual cash fee of $200,000 for his service as non-executive Chairman of the Board. Directors may elect to receive payment of their cash fees in Company stock rather than cash.

Stock Awards

In May 2018, each non-employee director received an annual stock grant that was based on a set dollar value of $135,000. The number of shares granted was determined by dividing the dollar value of the annual stock grant ($135,000) by the closing price of the Company’s stock on the grant date ($54.69), rounded to the nearest share. Accordingly, 2,468 shares of Company stock were granted to each of the non-employee directors. Directors may elect to defer receipt of their annual stock awards until the January following the year in which the individual ceases serving as a director of the Company.

Director Stock Ownership Guidelines

To further align the Board’s interests with those of stockholders, the Board maintains Stock Ownership Guidelines for non-employee directors. The guidelines encourage non-employee directors to own Company stock with a fair market value equal to five times their annual cash fee ($450,000 based on the annual fee currently set at $90,000). The guidelines allow directors five years from the date of the director’s election to the Board to meet the guidelines. All of our directors currently meet the multiple or fall within the five year time period allowed to meet the multiple under the Stock Ownership Guidelines. For information about the beneficial ownership of the Company’s securities held by directors and executive officers, see “Certain Information Regarding Security Holdings” on pages 46-47.

Anti-Hedging and Anti-Pledging

The Company has a policy prohibiting directors (as well as senior management) from hedging or pledging Company stock, including Company stock held indirectly by the director, and from engaging in any derivative transactions designed to offset the decrease or increase on the market value of the Company’s stock.

DIRECTOR COMPENSATION (CONTINUED)

2018 DIRECTOR COMPENSATION*
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Ann F. Hackett	$112,500	$134,975	n/a	n/a	n/a	$6,646	$254,121
Susan S. Kilsby	$ 97,500	$134,975	n/a	n/a	n/a	$1,163	$233,638
A.D. David Mackay	$105,000	$134,975	n/a	n/a	n/a	$1,646	$241,621
John G. Morikis	$105,000	$134,975	n/a	n/a	n/a	$ 867	$240,842
David M. Thomas	$312,500	$134,975	n/a	n/a	n/a	$7,633	$455,108
Ronald V. Waters, III	$112,500	$134,975	n/a	n/a	n/a	$2,633	$250,108
Norman H. Wesley	$105,000	$134,975	n/a	n/a	n/a	$7,633	$247,608

* Although Mr. Klein currently serves as a member of the Board, he does not receive any additional compensation for such service. Mr. Finan is excluded from the 2018 Director Compensation table as he was appointed to the Board in February 2019 and did not receive any fees during 2018.

(1)	Mr. Morikis elected to convert all of the cash fees he earned during 2018 to Company stock pursuant to the Non-Employee Director Stock Election Program.

(2)

The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The grant date fair value was $54.69 per share. Ms. Hackett elected to defer receipt of her stock award until the January following the year in which she ceases serving as a director pursuant to the Company’s Non-Employee Director Deferred Compensation Plan (as amended and restated January 1, 2013). As of December 31, 2018, Ms. Hackett and Messrs. Morikis and Thomas had the following number of deferred shares outstanding: 29,485, 5,742 and 2,914, respectively.

(3)

Included in this column are premiums paid for group life insurance coverage and the Company’s match on gifts paid by the director to charitable organizations, both of which are generally available to Company employees, and costs associated with the Company’s executive health program. Under the Company’s matching gift program, the Company makes a 100% match of gifts totaling up to $5,000 annually made by the director to an eligible charitable institution.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program and explains how the Compensation Committee made compensation decisions for the following Named Executive Officers (the “NEOs”) in 2018:

Named Executive Officer	Position with the Company during 2018
Christopher J. Klein	Chief Executive Officer
Patrick. D. Hallinan	Senior Vice President and Chief Financial Officer
David M. Randich	President, MasterBrand Cabinets (“MBCI”)
Nicholas I. Fink	President, Global Plumbing Group (“GPG”)
Brett E. Finley*	President, Doors and Security (“Doors and Security”)

*

Mr. Finley served as President of Therma-Tru Corp. until June 1, 2018, when the Company combined the Doors and Security business segments into one business segment, at which time, he began serving as President, Doors and Security.

This CD&A is divided in to the following main sections:

Section	Page Number
Executive Summary	17-20
Results of the 2018 Say-on-Pay Vote	20
Compensation Committee Philosophy and Process for Awarding Compensation	21-23
Types and Amounts of Compensation Awarded to NEOs in 2018	23-30

EXECUTIVE SUMMARY1

2018 Business and Financial Highlights

The Company executed on a number of important actions that drove profitability in each of our business segments in 2018 despite softer growth in the housing market and industry challenges including tariffs and higher interest rates. The Company delivered solid performance in spite of the headwinds it faced, growing Net Sales 4% and earnings per share on a before charges/gains basis (“EPS”) 8% in 2018. We also entered the outdoor living category by acquiring Fiberon, a decking and railing company, re-purchased $695 million of our shares and raised $600 million in new financing at an attractive fixed rate while affirming our investment grade rating. We believe that the actions taken in 2018 have positioned the Company to continue to grow and create value for stockholders in the future.

[1]

All data presented in this CD&A is from continuing operations and all references to operating income (OI), earnings per share (EPS) and return on invested capital (ROIC) are unaudited and on a before charges/gains basis. See Appendix A of this Proxy Statement for definitions and a description of the methodology of these non-GAAP measures.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2018 Compensation Highlights

The Company’s compensation programs and practices are designed to pay for performance and to align management’s interests with those of the Company’s stockholders while attracting, motivating and retaining key executives to lead our Company. The Compensation Committee believes that our compensation program helps drive Company performance by providing a significant amount of compensation in the form of equity, by utilizing both short-term and long-term incentives that are tied to Company performance, and by making efforts to balance fixed (base salary) and variable (annual cash incentive and equity) compensation. A significant portion of NEO compensation is dependent on Company performance, including stock price performance, business segment growth, improving operational efficiencies and other strategic initiatives. We believe that the performance metrics used in setting 2018 annual incentive compensation and long-term equity compensation were appropriate despite the unforeseen challenges faced by our Company during the year, as discussed above (i.e., softer than expected housing market growth and industry challenges). Our incentive compensation programs are designed to link the pay of our executives with the value delivered to shareholders.

During 2018, the Compensation Committee changed the mix of future equity awards to be more heavily weighted towards the achievement of long-term financial performance goals. Beginning with equity grants made in 2019, the mix of equity changed from 33% for each of performance share awards (“PSAs”), restricted stock units (“RSUs”) and stock options to 50% PSAs, 25% RSUs and 25% stock options.

The Board believes that the principles guiding our executive compensation program link executive compensation with the Company’s long-term performance.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Equity-based compensation aligns executives’ interests with stockholders, drives performance and facilitates retention

•	Annual equity grants represented 69% of Mr. Klein’s annual total target compensation and 54% (on average) of the other NEOs’ annual total target compensation.

•	Annual equity awards for NEOs consisted of PSAs, RSUs and stock options:

•	PSAs will vest after three years and settle in Company stock only if the minimum performance goals set for the cumulative three-year performance period are exceeded;

•	RSUs will settle in Company stock and vest in three equal annual installments, assuming the NEO remains employed through each vesting date; and

•

Stock options allow the NEO to purchase Company stock at the market price set on the grant date, vest in three equal annual installments, assuming the NEO remains employed through each vesting date, and expire ten years from the grant date.

Equity and incentive compensation are strongly linked to increasing Company performance

•	The vast majority of 2018 annual total target compensation awarded to NEOs was linked to increasing Company performance.

•	86% of Mr. Klein’s annual total target compensation was pay-at-risk; and

•	74% (on average) of the other NEOs’ annual total target compensation was pay-at-risk.

•

PSAs awarded in 2018 will vest based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) (weighted 75%) and return on net tangible assets (“RONTA”) (weighted 25%) for the January 1, 2018 through December 31, 2020 performance period and will only be paid if minimum performance goals are attained.

•	Stock options only have value if the Company’s stock price increases after the date of grant.

•	Annual incentive award payouts were determined based on the following metrics:

•	The Company’s EPS, Return on Invested Capital (“ROIC”) and Working Capital Efficiency (“WCE”) for Messrs. Klein and Hallinan;

•	MBCI’s Operating Income (“OI”), Operating Margin (“OM”) and Strategic Operational Goals for Mr. Randich;

•	GPG’s OI, Sales Growth Above Market (“Sales”) and WCE for Mr. Fink; and

•	Doors’ OI, OM and WCE for a portion of the year and Doors’ and Security’s OI, OM and WCE for the remainder of the year for Mr. Finley.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2018 NEO Annual Total Target Compensation

The following chart summarizes annual total target compensation awarded to each NEO in 2018:

Summary of 2018 NEO Annual Total Target Compensation

Named Executive Officer	2018 Annual Base Salary(1)	2018 Annual Incentive Target Value	2018 Long- Term Incentive Award Target Value(2)	2018 Total Target Compensation
Christopher J. Klein	$1,185,000	$1,540,500	$6,000,000	$8,725,500
Patrick D. Hallinan	$580,000	$435,000	$1,350,000	$2,365,000
David M. Randich	$640,000	$512,000	$1,400,000	$2,552,000
Nicholas I. Fink	$575,000	$431,250	$1,200,000	$2,206,250
Brett E. Finley	$550,000	$381,458	$950,000	$1,881,458

(1)

The amounts listed in this column reflect annual base salary effective March 1, 2018 for all NEOs, except for Mr. Finley which became effective in June 2018 when he assumed the role of President of Doors and Security.

(2)

Includes the value of the annual target incentive equity awards, expressed as the aggregate grant date value of PSAs (at target), stock options and RSUs, as determined using the assumptions found in note 13 to the consolidated financial statement contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”). For Mr. Finley, the amount reported in this column excludes the value ($500,000) of RSUs awarded in connection with his promotion in September 2018.

RESULTS OF THE 2018 SAY-ON-PAY VOTE

In 2018, we sought an advisory vote from our stockholders on NEO compensation (commonly referred to as “Say-on-Pay”). Nearly 93% of the votes cast were in support of the Company’s NEO compensation program as described in the 2018 proxy statement. The Compensation Committee did not make any changes to the design of the Company’s executive compensation program in response to the 2018 Say-on-Pay vote. The Compensation Committee believes the Company’s executive compensation program provides rewards that motivate our NEOs to maximize long-term stockholder value and encourage long-term retention. To address changes in competitive market pay practices and feedback from investors, the Compensation Committee decided to change the 2019 mix of equity compensation by focusing a larger portion of equity grants on PSAs (see page 28 for a description of this change).

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

PHILOSOPHY AND PROCESS FOR AWARDING NEO COMPENSATION

Philosophy of the Executive Compensation Program

Our executive compensation program is designed to reward NEOs for the achievement of both short-term and long-term strategic and operational goals that lead to the creation of long-term stockholder value. The executive compensation program is designed to:

•	Create and reinforce a pay-for-performance culture by tying compensation to Company performance

•	Align management’s interests with those of the Company’s stockholders

•	Attract, retain and motivate superior talent through competitive compensation

•	Provide incentive compensation that promotes performance without encouraging excessive risk- taking

•	Recognize the cyclical nature of our business

Compensation Peer Group and Market Data

When setting annual NEO compensation, the Compensation Committee uses compensation data from a group of similarly sized peer companies to evaluate compensation arrangements against those of the Company (the “Peer Group”). Annually, the Committee reviews and assesses the appropriateness of the Peer Group. The Committee did not make any modifications to the composition of the Peer Group used for evaluating 2018 executive compensation decisions. The 2018 Peer Group reported a median 2017 revenue of $7.01 billion and market capitalization of $11.8 billion and consisted of the following companies:

Allegion plc	Leggett & Platt, Incorporated	Pentair plc
A. O. Smith Corporation	Lennox International Inc.	RPM International Inc.
Armstrong World Industries, Inc.	Masco Corporation	The Sherwin-Williams Company
Ball Corp.	Mohawk Industries, Inc.	Snap-On Inc.
Borgwarner Inc.	Newell Brands Inc.	Stanley Black & Decker, Inc.
Dover Corp.	Owens Corning Inc.	USG Corporation
Ingersoll-Rand plc	Parker-Hannifin Corp.

Meridian provided the Compensation Committee with competitive data for use in evaluating and setting 2018 NEO base salary, annual cash incentive awards and long-term incentive awards (“market data”). The market data primarily consisted of revenue size-adjusted competitive general industry survey data from Aon Hewitt, with Peer Group proxy data providing a supplemental viewpoint.

The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company performance, peer compensation levels, responsibilities of the role, experience and impact of individual executives, and individual performance. In determining executive compensation, the Compensation Committee considers all forms of compensation and uses appropriate tools – such as tally sheets and market data – to review the value delivered by each component of compensation to each executive. When evaluating total target compensation, the Compensation Committee generally strives to set NEO compensation around the 50th percentile of the market data. The Compensation Committee may, however, determine that it is appropriate for total target compensation or any particular element of compensation to exceed or fall below the 50th percentile of the market data with respect to any individual. The factors that might influence the amount of compensation awarded include market competition for a particular position, retention considerations, an individual’s performance, possession of a unique skill or knowledge set, proven leadership capabilities or other business experience and internal pay equity.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

In July 2018, Meridian made recommendations to modify the composition of the Peer Group to be used for evaluating 2019 executive compensation decisions. The Compensation Committee approved the recommended modifications by excluding Armstrong World Industries, Inc. (due to revenue) and USG Corporation (due to acquisition). Two new companies, JELD-WEN Holding, Inc. and Whirlpool Corporation were added to the 2019 Peer Group based on their classification as companies with similar revenue and market capitalization and operating in similar cyclical industries. The 2019 Peer Group consists of the following companies:

Allegion plc	JELD-WEN Holding, Inc.	Parker-Hannifin Corp.
A.O. Smith Corporation	Leggett & Platt, Incorporated	Pentair plc
Ball Corp.	Lennox International Inc.	RPM International Inc.
Borgwarner Inc.	Masco Corporation	The Sherwin-Williams Company
Dover Corp.	Mohawk Industries, Inc.	Snap-On Inc.
Ingersoll-Rand Plc	Newell Brands Inc.	Stanley Black & Decker, Inc.
	Owens Corning Inc.	Whirlpool Corporation

Evaluating NEO Performance

At the end of each year, the Compensation Committee, in conjunction with the Chairman and other non-management members of the Board, conducts a formal evaluation of the Company’s Chief Executive Officer (the “CEO”) to analyze his performance against strategic, financial and operational goals established at the beginning of the year. The Compensation Committee then sets the CEO’s annual total target compensation after reviewing related recommendations and market data from Meridian. The CEO reviews and evaluates each of the other NEOs relative to their performance against strategic, financial and operational goals established at the beginning of the year and then presents his evaluations to the Compensation Committee. The Compensation Committee reviews the CEO’s recommendations and the market data from Meridian and then independently sets each of the other NEO’s annual total target compensation.

Maintaining Best Practices Regarding Executive Compensation

The Compensation Committee maintains policies and procedures that it believes represent best practices in corporate governance that effectively protect the interests of our stockholders. The chart below summarizes these policies and procedures.

What We Do

✓  Pay-for-Performance A vast majority of NEO annual total target compensation is tied to Company performance. In 2018, 86% of Mr. Klein’s and 74% (on average) of all other NEOs’ annual total target compensation was pay-at-risk.

✓ Clawback Policy The Company may recover all or part of annual cash incentives and equity incentive compensation under certain circumstances.

✓  Annual Assessment and Mitigation of Risks The Compensation Committee annually assesses whether our compensation programs, plans and awards are designed and working in a way that discourages excessive risk taking.

✓  Double-Trigger in Change in Control Severance benefits are payable upon a change in control only if there is also a qualifying termination of employment. Our equity award agreements also include double-trigger provisions.

✓ Maximum Payouts on Incentives Annual cash incentive awards and PSA payouts are capped at 200% of target.	✓ Tally Sheets Tally sheets and wealth accumulation analyses are reviewed annually before making compensation decisions.

✓  Stock Ownership Guidelines We maintain rigorous stock ownership guidelines for NEOs. Executives are required to hold 50% of net shares from the vesting of PSAs and RSUs until the ownership requirement is met.

✓  Independent Compensation Consultant Meridian advises the Compensation Committee on executive compensation matters and regularly meets with Compensation Committee in executive session without the presence of management. Meridian is prohibited from performing services for management.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

What We Don’t Do
× No Employment Contracts NEOs and other executive officers are employees “at will.” The Company does not have employment contracts with any of its NEOs or other executive officers.

×   No Hedging or Pledging Directors, NEOs and other executives are prohibited from hedging, pledging or otherwise engaging in derivative transactions designed to offset a decrease or increase in the market value of the Company’s stock.

× No Tax Gross Ups NEOs and other executive officers are not entitled to tax gross ups in the event of a change in control and related termination or for perquisites (other than relocation expenses).

×   No Backdating or Repricing of Stock Options Stock options are never backdated or issued with below-market prices. Repricing of underwater stock options without stockholder approval is prohibited (except in the event of certain extraordinary corporate events).

×   No Excessive Perquisites Perquisites are limited to the executive health program and other benefits generally available to employees, such as company product purchase programs. The CEO has limited personal use of Company aircraft, subject to reimbursement obligations.

TYPES AND AMOUNTS OF NEO COMPENSATION AWARDED IN 2018

Pay-at-Risk Compensation

As part of 2018 annual target compensation, the Company provided both fixed (base salary) and variable (annual cash incentive and equity) compensation to the NEOs. The vast majority of compensation is at risk to each NEO because the compensation that is actually paid is dependent upon Company (or business segment) performance and/or the Company’s stock price and may vary from the target compensation that was awarded by the Compensation Committee. The following charts show each element of 2018 annual target compensation, including the mix of short-term and long- term incentives, as well as the amount of pay-at-risk for the CEO and the average for the other NEOs.

During 2018, stock market volatility and the Company’s share price decline resulted in a significant loss in the value of equity compensation awarded to NEOs. For example, the value of the 2018 RSUs and PSAs (at target) awarded to NEOs dropped by 40.2% from the grant date to December 31, 2018. Additionally, the strike price of all stock options granted to NEOs since 2014 exceeded the market price of the Company’s stock on December 31, 2018. We believe that this reduction in value clearly demonstrates the direct link between our executive compensation program and the value delivered to our stockholders.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2018 Compensation

Base Salary

We provide a portion of 2018 compensation in the form of base salary in order to attract, retain and motivate our NEOs. The Compensation Committee increased the annual base salary for each NEO to better align with competitive market data and in recognition of each individual’s prior year performance (with Mr. Klein’s input on the performance of each NEO other than himself). When Mr. Finley was promoted from President of Therma-Tru to President of Doors and Security in June, he received an additional increase to his base salary of 5.8% to bring his compensation in line with the market data for a position of similar scope and the Company’s internal pay practices. Below is the 2018 and 2017 annual base salary for each NEO:

Named Executive Officer	2018	2017
Christopher J. Klein	$1,185,000	$1,135,000

Patrick D. Hallinan	$580,000	$550,000

David M. Randich	$640,000	$615,000

Nicholas I. Fink	$575,000	$535,000

Brett E. Finley	$550,000	$490,000

Annual Cash Incentive

The Compensation Committee believes that annual cash incentive awards reinforce a pay-for-performance culture because the payment is based on the financial and operational results of the Company, (or applicable business segments), and helps the Company maintain a competitive compensation program. Annually, the Compensation Committee sets a target percentage of base salary used to determine each NEO’s cash incentive.

In 2018, the Compensation Committee did not make any adjustments to the target percentage of base salary used to determine each NEO’s annual incentive award, except for Mr. Finley. When Mr. Finley was promoted, his target percentage was increased from 65% to 75% for the period of June to December. As a result, Mr. Finley’s 2018 annual cash incentive award was prorated to reflect the portion of the year in which his target was set at 65% and 75%, respectively. The Compensation Committee considered competitive market data and the Company’s internal pay practices to determine the increase to Mr. Finley’s annual cash incentive award. The target percentage for each NEO for 2018 (or, in the case of Mr. Finley, as of December 31, 2018) was:

Named Executive Officer	Percentage of Base Salary
Christopher J. Klein	130%

Patrick D. Hallinan	75%

David M. Randich	80%

Nicholas I. Fink	75%

Brett E. Finley	75%

Annually, the Compensation Committee also sets the minimum, target and maximum annual performance metrics and goals used to determine each NEO’s annual cash incentive award. The annual incentive payouts are based on the achievement of the performance goals and can range from 0% to 200% of target. To establish challenging performance goals under the annual incentive program, the Compensation Committee reviewed the target performance goals and actual results for awards paid in 2017 and the 2018 expected growth rate in the home products market as well as key assumptions relating to share gains, pricing, material inflation and productivity. No changes were made to the types of performance measures used to determine 2018 annual incentive awards for Messrs. Klein, Hallinan and Fink and Finley, which were as follows:

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

•	For Messrs. Klein and Hallinan, Fortune Brands’ EPS (weighted 60%), ROIC (weighted 20%) and company-wide WCE (weighted 20%);

•	For Mr. Fink, GPG’s OI (weighted 60%), Sales Growth Above Market (weighted 20%) and WCE (weighted 20%); and

•

For Mr. Finley, Doors’ OI (weighted 60%), OM (weighted 20%) and WCE (weighted 20%) for the period of January – May 31, 2018 and the same metrics for Doors and Security for the period June – December 31, 2018.

When Mr. Finley was promoted in 2018, the Committee changed his annual incentive award so that it would be based on the pre-set targets for both Doors and Security for the period of June through December 31, 2018. The Compensation Committee awarded Mr. Finley an additional bonus opportunity to make him whole for the difference in the amount that he would have earned if his bonus was based strictly on the performance achievement of the Doors business. This additional bonus opportunity was based on achievement of performance objectives to operationalize the new combined Doors and Security business segment and to close and integrate potential acquisition targets.

The Compensation Committee changed the types of performance measures and associated weightings used to determine Mr. Randich’s 2018 annual incentive award. Strategic objectives were added to Mr. Randich’s annual incentive award metrics to further align his annual incentive award with MBCI’s goals and long-term growth. The changes from 2017 to 2018 for Mr. Randich were as follows:

•	2018 OI was weighted 50% versus 2017 OI weighted 60%;

•	2018 OM was weighted 38% versus 2017 OM weighted 20%; and

•

2018 strategic objectives (weighted 12%) replaced 2017 WCE (weighted 20%). The 2018 strategic objectives included specific goals relating to product development and implementation processes to improve product platforms, increases in sales to dealers, reduction in promotional spending and MBCI’s three-year margin plan.

The Compensation Committee believes that the performance measures chosen for the 2018 annual incentive awards focus executives on maximizing long-term stockholder value (EPS), operational efficiency (ROIC, OM and WCE) and profitability (OI, OM, Sales and strategic objectives). The following table sets forth the minimum, target and maximum financial performance measures, the actual performance results, the percentage payout and the amount paid to each NEO for the 2018 annual cash incentive awards:

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2018 Annual Cash Incentive Performance Goals and Results

	Performance and Goals(1)				Results and Awards

Named Executive Officer	Performance Metric	Minimum Performance Measure	Target Performance Measure	Maximum Performance Measure	Actual Performance(2)	% of Payout	Amount Paid
Christopher J. Klein	EPS	$2.97	$3.60	$4.23	$3.34	64.7%	$996,704
	ROIC WCE	13.0% 15.8%	15.5% 14.3%	17.9% 13.1%	13.2% 15.1%
Patrick D. Hallinan	EPS ROIC WCE	$2.97 13.0% 15.8%	$3.60 15.5% 14.3%	$4.23 17.9% 13.1%	$3.34 13.2% 15.1%	64.7%	$281,445
David M. Randich(3)	OI	$245.3	$299.2	$353.1	$232.1	22.8%	$116,736
	OM	10.5%	11.6%	12.6%	9.6%
Nicholas I. Fink	OI SALES(4) WCE	$344.3 0% 17.6%	$404.1 2.8% 16.0%	$463.9 5.6% 14.6%	$396.6 5.7% 17.4%	100.1%	$431,681
Brett E. Finley(5)
Doors	OI OM WCE	$68.3 13.5% 10.6%	$86.0 15.5% 9.6%	$103.7 17.1% 8.8%	$89.8 15.5% 10.5%	90.8%	$306,904
Security	OI OM WCE	$85.4 14.9% 28.6%	$101.9 16.4% 26.6%	$118.4 17.6% 24.6%	$66.9 11.8% 28.3%	4.5%
(1)	OI minimum, target and maximum performance measures and actual performance results are shown in millions.

(2)	EPS, ROIC, OI and OM actual performance were adjusted to exclude the effect of currency fluctuations.

(3)	A portion (12%) of Mr. Randich’s award was based on the achievement of strategic performance goals as described in the narrative above.

(4)	Sales Growth Above Market was determined by calculating the percentage change in GPG’s annual sales in excess of the percentage change in the plumbing market’s prior year sales.

(5)

Mr. Finley’s award was prorated based on 65% of his base salary for the period January 1 – May 31, 2018 and 75% of his base salary for the period June 1 – December 31, 2018. Mr. Finley’s award was also based on Doors results from January 1 – May 31, 2018 and on the combined results of Doors and Security for the remainder of the year. The amount paid also includes the additional $64,370 as described in the narrative above.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Long-Term Equity Awards

The Compensation Committee believes that equity compensation aligns management’s interests with those of stockholders, reinforces a pay-for-performance culture and helps the Company maintain a competitive compensation program. Annually, the Compensation Committee sets a target equity award value and determines the types of equity to award.

In setting 2018 target long-term equity award values, the Compensation Committee (together with Mr. Klein for NEOs other than himself) considered competitive market data, the individual performance and the competitiveness of total compensation of each of the NEOs. For each of the NEOs, the long-term equity award value increases ranged from 5.7-18.8%. The target long-term equity award values granted to the NEOs were increased to better align award values with the market data and in recognition of their prior year performance, as evidenced by the Company’s strong 2017 sales and profit growth. For Messrs. Hallinan and Finley, the increases were also made to better align their long-term equity award values with the Company’s internal pay practices. Below is the 2018 target equity award value and the 2017 target award value for each NEO:

Named Executive Officer	2018 Target Equity Award Value	2017 Target Equity Award Value
Christopher J. Klein	$6,000,000	$5,500,000
Patrick D. Hallinan	$1,350,000	$1,250,000
David M. Randich	$1,400,000	$1,325,000
Nicholas I. Fink	$1,200,000	$1,100,000
Brett E. Finley	$950,000	$800,000

For each NEO, the 2018 target long-term equity award value was comprised equally of PSAs (with the PSAs valued assuming achievement of the target performance level), RSUs and stock options.

Performance Share Awards: PSAs awarded to the NEOs in 2018 will be settled in shares of the Company’s common stock only if the Company exceeds specified EBITDA (weighted 75%) and RONTA (weighted 25%), performance goals during the cumulative performance period from January 1, 2018 through December 31, 2020. Payouts will range from 0% to 200% of the target award based on performance. No shares will be paid unless the minimum established performance goals are exceeded and payout, if any, will not occur until early in 2021, following completion of the performance period and certification of the performance results by the Compensation Committee.

The Compensation Committee based the performance goals on EBITDA and RONTA because it believes that these metrics incentivize management to grow earnings in a focused and efficient way that rewards operating excellence and aligns the interests of management with our stockholders. The EBITDA and RONTA goals were intended to be challenging. The Compensation Committee believes that awarding PSAs with a cumulative three year performance goal drives long-term sustained growth and, as a result, management is rewarded if the long-term growth goals are exceeded. In establishing performance goals for PSAs, the Compensation Committee considered the Company’s strategic operating plan, the expected 3-year compound market growth rate, as well as key assumptions relating to share gains, pricing, material inflation and productivity.

RSUs and Stock Options: The Compensation Committee believes that both RSUs and stock options focus management on increasing stockholder returns and further align the interests of management with stockholders. RSUs awarded to the NEOs vest in three equal annual installments, assuming the NEO remains employed through each annual vesting date. RSUs serve as a long-term retention tool in a cyclical business, as an executive must remain employed with the Company through each of the three annual vesting dates to receive all of the shares. The Compensation Committee also believes that the value of RSUs is at risk to the NEOs because the value of RSUs will fluctuate based on the Company’s stock price and only grows when the Company’s long-term stock price increases.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Stock options granted in 2018 vest in three equal annual installments, assuming the NEO remains employed through each annual vesting date, and expire ten years from the date of grant. The Compensation Committee believes that stock options are performance-based and at-risk because the NEOs only realize value to the extent the Company’s stock price increases after the grant date.

2016-2018 Performance Share Awards Payout

In 2016, the Compensation Committee awarded all of the NEOs PSAs to be settled in early 2019 if the Company achieved certain EPS and ROIC goals during the cumulative performance period from January 1, 2016 through December 31, 2018, with EPS weighted 75% and ROIC weighted 25%. The Compensation Committee certified a payout level of 147%. The threshold, target and maximum goals for cumulative EPS and average ROIC from January 1, 2016 through December 31, 2018 and the Company’s actual results were as follows:

2016-2018 PSA Target EPS and ROIC Goals and Results

Metric	Threshold	Target	Maximum	Actual Performance	% of Payout
EPS (75%)	$7.74	$8.48	$9.30	$8.99	147%
ROIC (25%)	12.3%	13.3%	14.5%	13.3%

Based on the achievement of the 2016-2018 EPS and ROIC performance goals, the NEOs received the following number of shares of Company stock pursuant to the terms of the award agreements:

Named Executive Officer	Shares Granted
Christopher J. Klein	48,216
Patrick D. Hallinan	3,087
David M. Randich	12,054
Nicholas I. Fink	10,143
Brett E. Finley	7,203

Equity Award to Mr. Finley in Connection with his Promotion

In September 2018, the Compensation Committee granted RSUs to Mr. Finley, with a value equal to $500,000 (9,122 RSUs) in recognition of his increased job scope and responsibilities in running a larger business in light of the combination of the Doors and Security business segments and the acquisition of Fiberon. The award will vest in three equal annual installments, assuming that Mr. Finley remains employed through each of the vesting dates.

2019 Long-Term Incentive Plan Design Changes

The Compensation Committee has utilized the same mix of annual equity awards (one-third each of PSAs, RSUs and stock options) since the Company became an independent publicly traded company in 2011. We believe that this mix of equity served the Company well during its first years as an independent stand-alone company. As part of its annual evaluation of the Company’s compensation programs, the Compensation Committee reviewed market data and recognized a continued market shift toward granting long term incentives that are more heavily weighted towards equity tied to objective performance goals. Consistent with the compensation consultant’s recommendation, the Compensation Committee decided to shift the mix of annual equity awards to increase the focus on awards that are tied to the Company’s long-term financial performance. Accordingly, beginning in 2019, our NEO’s mix of equity compensation consisted of 50% PSAs, 25% RSUs and 25% stock options.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Benefits

Retirement

All of the NEOs are eligible for retirement benefits through the Fortune Brands Home & Security Retirement Savings Plan (the “Qualified Savings Plan”), a tax-qualified defined contribution 401(k) plan. The Compensation Committee believes that the Qualified Savings Plan benefits are consistent with competitive pay practices and are an important element in attracting and retaining talent in a competitive market.

In addition to the Qualified Savings Plan, the Company provides non-qualified retirement benefits for contributions that would have been made under the tax-qualified plan but for limitations imposed by the Code. Please see the narratives and the “2018 Nonqualified Deferred Compensation” table on page 37 of this Proxy Statement for further information regarding these retirement benefits.

The Company maintains frozen tax-qualified defined benefit pension plans and non-qualified defined benefit pension plans. Messrs. Klein and Hallinan are the only NEOs entitled to a benefit under these plans. Benefit accruals were frozen in 2016, which means that Messrs. Klein and Hallinan have not accrued any additional benefits.

Severance

The Company has Agreements for the Payment of Benefits Following Termination of Employment (the “Severance Agreements”) with each NEO. Under the terms of the Severance Agreements, each NEO is entitled to severance benefits upon a qualifying termination of employment (i.e., termination by the Company without “cause” or by the NEO for “good reason”) or in the event of a termination following a change in control.

The Compensation Committee believes that it is appropriate to provide NEOs with the protections afforded under these Severance Agreements and that doing so helps the Company remain competitive with market practice and attract and retain superior talent. The Compensation Committee also believes that these Severance Agreements promote management independence and keeps management focused on the Company’s business in the face of any potential change in control events.

All of the Agreements contain “double-trigger” change in control provisions, which means that there must be both a change in control of the Company (or applicable business) and a qualifying termination of employment (i.e., termination by the Company without “cause” or by the NEO for “good reason”) before any enhanced benefits can be paid following a change in control. The NEOs are not entitled to any tax gross ups under the Severance Agreements, including those related to the change-in-control related excise taxes under the Code. Please see the “Potential Payments Upon Termination or Change in Control” table, as well as the narratives that follow for further information regarding the Severance Agreements and the treatment of outstanding equity upon a qualifying termination of employment or a change in control on pages 38-40.

Perquisites

The Company provides a limited number of perquisites, which include limited annual use of Company aircraft by Mr. Klein (the cost of which is reimbursed based on the cost of a first class airplane ticket) and an executive health program that provides NEOs with annual medical examinations. The Company also provides broad-based plans, which are generally available to employees such as reimbursement of certain relocation expenses incurred when the Company requires an employee to relocate, a match on charitable contributions and company product purchase programs.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Policies

Clawback Policy

The Company has a policy that allows it to recoup all or part of annual cash incentives or PSAs if there is a: (1) significant or material restatement of the Company’s financial statements covering any of the three fiscal years preceding the grant or payment; or (2) restatement of the Company’s financial statements for any year which results from fraud or willful misconduct committed by an award holder. The Company also has the right to recoup all or part of an executive’s other equity awards in the terms and conditions of these awards.

Anti-Hedging, Anti-Pledging and Stock Ownership Guidelines

The Company has a policy prohibiting NEOs and other executives from hedging or pledging Company stock, including Company stock held indirectly by the executive, and from engaging in any derivative transactions designed to offset the decrease or increase in the market value of the Company’s stock. We also maintain stock ownership guidelines for NEOs and other Company executives, which require them to hold a number of shares equal to a multiple of their annual base salary. The ownership guidelines are as follows:

Position	Stock Ownership Level as a Multiple of Base Salary
Chief Executive Officer	6
Chief Financial Officer	3
Division Presidents	3
Senior Vice Presidents	3
Vice Presidents	1

Executives have five years from the date of hire or date of promotion to acquire the requisite amount of stock and are required to hold 50% of net shares acquired from the vesting of PSAs and RSUs until the ownership guidelines are met. All of the NEOs currently meet the multiple or fall within the time period allowed to meet the multiple under the stock ownership guidelines. The Compensation Committee periodically reviews the guidelines against Peer Group practices.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Compensation Committee

Ann F. Hackett, Chair

Susan S. Kilsby

A.D. David Mackay

John G. Morikis

Norman H. Wesley

2018 EXECUTIVE COMPENSATION

2018 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
	A	B	C	D	E	F	G	H	I
Christopher J. Klein	2018	1,176,667	0	3,999,982	2,000,003	996,704	0	437,975	8,611,331
Chief Executive Officer	2017	1,129,167	0	3,666,714	1,833,329	1,606,820	704,000	432,402	9,372,432
	2016	1,093,333	0	3,335,760	1,666,240	1,628,770	770,000	403,518	8,897,622
Patrick D. Hallinan	2018	575,000	0	899,952	449,998	281,445	0	82,634	2,289,029
Senior Vice President and Chief Financial Officer	2017	500,000	0	833,348	416,671	347,119	13,000	265,888	2,376,026

David M. Randich	2018	635,385	0	933,362	466,667	116,736	0	19,442	2,171,592
President, MasterBrand Cabinets	2017	599,135	0	883,374	441,671	374,412	0	17,689	2,316,281
	2016	585,269	0	833,940	416,560	377,069	0	17,489	2,230,327
Nicholas I. Fink	2018	568,371	0	799,970	400,006	431,681	0	377,903	2,577,931
President, Global Plumbing Group	2017	530,871	0	733,388	366,660	404,460	0	344,039	2,379,418
	2016	505,833	0	701,730	350,520	355,841	0	82,501	1,996,425
Brett E. Finley* President, Doors and Security	2018	530,154	0	1,133,271	316,663	306,904	0	52,977	2,339,969
*

Mr. Finley served as President, Doors from January 1, 2018 through May 31, 2018, at which time the Company combined the Doors and Security business segments into one business segment and Mr. Finley began serving as President, Doors and Security.

(1)

Stock Awards: The amounts listed in column D for 2018 represent the aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 for RSUs and PSAs granted in 2018. For assumptions used in determining these values, see note 13 to the consolidated financial statements contained in the Company’s Form 10-K.

The amounts included in this column for the PSAs granted during 2018 are calculated based on the probable outcome that the target performance level will be achieved. Assuming the highest level of performance is achieved, the maximum grant date fair value for the PSAs granted during 2018 is: $3,999,982 for Mr. Klein; $899,952 for Mr. Hallinan; $933,362 for Mr. Randich; $799,970 for Mr. Fink; and $633,294 for Mr. Finley.

(2)

Option Awards: The amounts listed in column E for 2018 reflect the aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 for stock options granted in 2018. For assumptions used in determining these values, see note 13 to the consolidated financial statements contained in the Company’s Form 10-K.

(3)	Non-Equity Incentive Plans: Column F lists amounts earned as annual cash incentives.

(4)

Change in Actuarial Value of Pension Benefits: The change in actuarial value of the tax-qualified and non-qualified defined benefit pension plan benefits reported in Column G was negative for each of Mr. Klein in the amount of ($364,000) and Mr. Hallinan in the amount of ($9,000). The narrative and footnotes following the 2018 Pension Benefits table on pages 36-37 provide additional detail about the pension plans. Messrs. Randich, Fink and Finley were not eligible to participate in any of the Company’s defined benefit pension plans.

(5)	Perquisites and All Other Compensation: The amounts in column H include the following:

(a)

Matching Contributions and Qualified Non-Elective Contributions to the Savings Plan. Matching contributions for 2018 to the Qualified Savings Plan were made by Fortune Brands in the amount of $12,375 for Messrs. Klein and Hallinan; by MBCI in the amount of $13,750 for Mr. Randich; by GPG in the amount of $8,250 for Mr. Fink. A Qualified Non-Elective contribution was made by Therma-Tru in the amount of $8,250 for Mr. Finley.

(b)

Profit Sharing Contributions to the Savings Plan. Profit sharing contributions for 2018 to the Qualified Savings Plan were made by Fortune Brands in the amount of $18,699 for Messrs. Klein and Hallinan, by GPG in the amount of $13,750 for Mr. Fink and by Therma-Tru in the amount of $5,500 for Mr. Finley.

(c)

Profit Sharing Contributions to Supplemental Plans. The following contributions were made to the Fortune Brands Home & Security, Inc. Supplemental Plan for 2018: $188,136 for Mr. Klein and $48,534 for Mr. Hallinan. A contribution was made to the Global Plumbing Group Supplemental Plan for Mr. Fink in the amount of $34,892 for 2018 and a contribution was made to the Therma-Tru Supplemental Plan for Mr. Finley in the amount of $12,296. These contributions would have been made under the Savings Plan but for the limitations on compensation imposed by the Code. These amounts were credited to executives’ Supplemental Plan accounts in early 2019.

(d)

Premiums for Life Insurance: The amounts set forth in column H include the dollar value of all life insurance premiums paid by the applicable employer in 2018. These amounts were: $4,425 for Mr. Klein; $2,526 for Mr. Hallinan; $1,026 for Mr. Randich; $2,130 for Mr. Fink; and $378 for Mr. Finley.

2018 EXECUTIVE COMPENSATION (CONTINUED)

(e)

Other: Included in column H for each NEO are costs associated with the Company’s executive health program. In 2018, limited use of the Company’s aircraft was provided to Mr. Klein, who reimbursed the Company for his personal use in an amount equivalent to the cost of a first class ticket for each passenger on these flights. The calculation of incremental cost of personal aircraft usage is based on variable costs to the Company, including fuel costs, crew expenses, landing fees and other miscellaneous variable costs. In 2018, the Company’s incremental cost for personal use of Company aircraft not reimbursed by Mr. Klein was $203,981, which is reflected in column H.

In connection with Mr. Fink’s relocation of his personal residence, column H includes relocation expenses (principally, moving fees, temporary housing, home finding fees, closing costs, a home sale bonus and temporary living expenses) in the amount of $249,211. This column also includes reimbursement for taxes which were made to make Mr. Fink whole for expenses incurred in the amount of $66,141. If Mr. Fink voluntarily terminates his employment within two years of relocation, he will be required to reimburse a portion of the amount.

2018 GRANTS OF PLAN-BASED AWARDS
Name and Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Value of Stock and Option Awards ($)(1)
	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Klein
(2)	$0	$1,540,500	$3,081,000
(3)								141,343	$63.51	$2,000,003
(4)							31,486			$1,999,991
(5)				0	31,486	62,972				$1,999,991
Patrick D. Hallinan
(2)	$0	$435,000	$870,000
(3)								31,802	$63.51	$449,998
(4)							7,084			$449,976
(5)				0	7,084	14,168				$449,976
David M. Randich
(2)	$0	$512,000	$1,024,000
(3)								32,980	$63.51	$466,667
(4)							7,347			$466,681
(5)				0	7,347	14,694				$466,681
Nicholas I. Fink
(2)	$0	$431,250	$862,500
(3)								28,269	$63.51	$400,006
(4)							6,297			$399,985
(5)				0	6,297	12,594				$399,985
Brett E. Finley
(2)	$0	$381,458	$762,917
(6)	$0	$64,370	$64,370
(3)								22,379	$63.51	$316,663
(4)							4,985			$316,647
(5)				0	4,985	9,970				$316,647
(4)							9,122			$499,977

(1)

For stock options awarded on February 26, 2018, the grant date fair value is based on the Black-Scholes value of $14.15. The grant date fair value of PSAs and RSUs was determined based upon the average of the high and low prices of the Company’s common stock on the grant date ($63.52 for February 26, 2018 awards and $54.81 for Mr. Finley’s September 24, 2018 award). Grant date fair values of PSAs and RSUs are computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see note 13 to the consolidated financial statements contained in the Company’s Form 10-K.

(2)

Amounts in this row reflect the range of potential payments under the Fortune Brands Home & Security, Inc. Annual Executive Incentive Compensation Plan (the “AIP”). The target payout for Messrs. Klein, Hallinan, Randich and Fink is based on target awards of 130%, 75%, 80% and 75%, respectively, of base salary as of December 31, 2018. The target payout for Mr. Finley is based on target award of 65% of his salary from January to May 31, 2018 and 75% of his salary from June to December 31, 2018. See pages 24-26 of the CD&A for further information regarding Annual Cash Incentives.

(3)

This row reflects the number of stock options granted under the Company’s 2013 Long-Term Incentive Plan (the “LTIP”) and the grant date fair value of the stock options on the grant date. These stock options vest ratably in three equal annual installments, subject to continued employment through the applicable vesting dates.

(4)

The amounts in this row reflect the number of RSUs that were granted under the LTIP and will vest in three equal annual installments, subject to continued employment through the applicable vesting dates.

2018 EXECUTIVE COMPENSATION (CONTINUED)

(5)

The amounts in this row reflect the range of potential payouts for PSAs that were granted under the LTIP for the 2018-2020 performance period. The performance goals for the 2018-2020 PSAs are EBITDA (weighted 75%) and average RONTA (weighted 25%).

(6)	Amounts in this row reflect the potential payment under the AIP made in connection with Mr. Finley’s promotion (see page 25 of the CD&A).

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock Held that Have Not Vested($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(6)
Christopher J. Klein						63,557	$2,414,530	63,194	$2,400,740
	0	141,343		$63.51	2/26/2028
	45,436	90,871		$58.21	2/27/2027
	87,467	43,733		$50.22	2/28/2026
	132,500	0		$47.87	2/23/2025
	108,200	0		$44.73	2/24/2024
	135,600	0		$33.10	2/25/2023
	189,700	0		$19.46	2/21/2022
	20,700	0		$12.30	10/04/2021
	39,830	0		$13.757	2/22/2021
Patrick D. Hallinan						12,318	$467,961	13,885	$527,491
	0	31,802		$63.51	2/26/2028
	4,589	9,176		$65.41	7/03/2027
	5,370	10,739		$58.21	2/27/2027
	5,667	2,833		$50.22	2/28/2026
	8,600	0		$47.87	2/23/2025
	6,100	0		$44.73	2/24/2024
David M. Randich						27,672	$1,051,259	14,986	$569,318
	0	32,980		$63.51	2/26/2028
	10,946	21,892		$58.21	2/27/2027
	21,867	10,933		$50.22	2/28/2026
	31,600	0		$47.87	2/23/2025
	26,100	0		$44.73	2/24/2024
Nicholas I. Fink						12,825	$487,222	12,639	$480,156
	0	28,269		$63.51	2/26/2028
	9,087	18,174		$58.21	2/27/2027
	18,400	9,200		$50.22	2/28/2026
	30,000	0		$45.65	7/27/2025
Brett E. Finley						18,814	$714,744	9,597	$364,590
	0	22,379		$63.51	2/26/2028
	6,609	13,218		$58.21	2/27/2027
	13,133	6,567		$50.22	2/28/2026

2018 EXECUTIVE COMPENSATION (CONTINUED)

(1)	Each outstanding stock option that was exercisable on December 31, 2018 is listed in this column.

(2)

Each outstanding stock option that was not yet exercisable on December 31, 2018 is listed in this column. All stock options vest in three equal annual installments. The chart below reflects the number of outstanding stock options that will vest during each of 2019, 2020 and 2021 (assuming each NEO’s continued employment).

	Number of Stock Options Vesting by Year
Name	2019	2020	2021

Christopher J. Klein	136,283	92,550	47,114
Patrick D. Hallinan	23,391	20,558	10,601
David M. Randich	32,873	21,939	10,993
Nicholas I. Fink	27,710	18,510	9,423
Brett E. Finley	20,636	14,068	7,460

(3)

Each outstanding RSU that had not yet vested as of December 31, 2018 is listed in this column. All of the RSUs listed in the column vest in three equal annual installments except for the retention RSU award granted to Mr. Randich in 2015, the remaining 25% of which vests in April 2019. The chart below reflects the number of outstanding RSUs that will vest during 2019, 2020 and 2021 (assuming each NEO’s continued employment).

	Number of RSUs Vesting by Year
Name	2019	2020	2021
Christopher J. Klein	31,998	21,064	10,495
Patrick D. Hallinan	5,329	4,628	2,361
David M. Randich	20,228	4,995	2,449
Nicholas I. Fink	6,513	4,213	2,099
Brett E. Finley	7,873	6,238	4,703

(4)	This column reflects the value of the outstanding RSUs that have not yet vested (using the December 31, 2018 closing price of the Company’s common stock of $37.99).

(5)

The amounts reported in this column are based on achieving target performance goals for PSAs granted in 2017 and 2018, as the performance for each performance period is measured on a cumulative basis and is not determinable until the end of the three year performance period. The PSAs vest based on the Company’s performance over the three year performance period and are subject to the executive’s continued employment through the end of the performance period. The CD&A on pages 17-30 and the footnotes to the table titled “2018 Grants of Plan-Based Awards” on pages 32-33 provide additional detail on the PSAs granted in 2018. The chart below reflects the target number of outstanding PSAs as of December 31, 2018 (assuming each NEO’s continued employment).

	Number of PSAs Outstanding by Performance Period
Name	2017-2019	2018-2020
Christopher J. Klein	31,708	31,486
Patrick D. Hallinan	6,801	7,084
David M. Randich	7,639	7,347
Nicholas I. Fink	6,342	6,297
Brett E. Finley	4,612	4,985

(6)	This column reflects the value of the PSAs (using the December 31, 2018 closing price of the Company’s common stock of $37.99).

2018 EXECUTIVE COMPENSATION (CONTINUED)

2018 OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Christopher J. Klein	0	$0	80,452	4,113,102
Patrick D. Hallinan	0	$0	6,754	353,193
David M. Randich	0	$0	32,401	1,699,041
Nicholas I. Fink	0	$0	20,510	1,315,993
Brett E. Finley	0	$0	10,374	514,687

(1)

This column reflects the number of RSUs that vested in 2018 which were granted in 2015, 2016 and 2017. This column also reflects the number of shares acquired upon the vesting of PSAs for the 2016-2018 performance period.

(2)

This column reflects the value of RSUs calculated using the market value of the shares on the applicable vesting dates. This column also reflects the value of PSAs which were calculated using the market value of the shares on the vesting date.

Frozen Tax-Qualified and Non-Qualified Pension Benefits

Effective December 31, 2016, the Company froze all future benefit accruals to all participating employees, including Mr. Klein, under the Moen Incorporated Pension Plan "Moen Plan" and the Fortune Brands Home & Security, Inc. Supplemental Retirement Plan "FBHS Supplemental Plan". While Mr. Hallinan was employed by MasterBrand Cabinets from 2005 through 2008, he accumulated a pension benefit under the MasterBrand Cabinets, Inc. Pension Plan "MBCI Plan" and a supplemental pension benefit under the MasterBrand Cabinets, Inc. Supplemental Retirement Plan "MBCI Supplemental Plan". The supplemental plans each paid the difference between the benefits payable under the qualified plans and the amount that would have been paid if the Code did not have a limitation on the amount of compensation permitted for inclusion of the calculation of benefits. The present value of the accumulated benefits under the qualified and non-qualified plans will continue to fluctuate in the future based on changes in discount rates and actuarial assumptions.

Payment of Mr. Klein’s tax-qualified pension benefit would be unreduced after attaining age 62. He could commence payment of his benefit as early as age 55 at a reduction rate of 6% per year prior to attainment of age 62. Under the FBHS Supplemental Plan, payment of benefits commences at termination of employment following attainment of age 55, subject to any delay required under Section 409A of the Code. Additionally, early commencement of benefits would be calculated using a reduction of 6% per year prior to the attainment of age 65.

Payment of Mr. Hallinan’s tax-qualified pension benefit would be unreduced after attaining age 62. He could commence payment of his benefits as early as age 55 at a reduction rate of 0.5% per month for the first 60 months and 0.3333% per month thereafter until the attainment of age 62. Under the MBCI Supplemental Plan, payment of the benefit commences at termination of employment following attainment of age 65, subject to any delay required under Section 409A of the Code.

Messrs. Randich, Fink and Finley were not eligible to participate in a tax-qualified defined benefit pension plans because their hire or transfer dates, as applicable, occurred after the date the plans were frozen with respect to new participants.

2018 EXECUTIVE COMPENSATION (CONTINUED)

RETIREMENT AND POST-RETIREMENT BENEFITS 2018 PENSION BENEFITS
Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)(3)	Payments During Last Fiscal Year
Christopher J. Klein	Moen Plan	13.75	$462,000	0
	FBHS Supplemental Plan	13.75	$3,912,000	0
Patrick D. Hallinan	MBCI Plan	3.08	$56,000	0
	MBCI Supplemental Plan	3.08	$17,000	0

(1)

Mr. Klein accrued benefits under the Moen Plan, a tax-qualified defined benefit pension plan and the FBHS Supplemental Plan, a non-qualified defined benefit supplemental pension plan MBCI through December 31, 2016 when benefit accruals were frozen. Mr. Hallinan accrued benefits under the MBCI Plan, a tax-qualified defined benefit pension plan and the MBCI Supplemental Plan, a non-qualified defined benefit supplemental pension plan while he was employed with MasterBrand Cabinets from 2005 through 2008.

(2)

The benefit amounts listed reflect the present value of the accumulated benefit payable in the form of a single life annuity where payments continue for the life of the NEO but cease upon his death. All of the tax-qualified and supplemental non-qualified pension plans provide for payment to be made in a single-life annuity to unmarried participants and in a qualified joint and survivor annuity for married participants. At the time of retirement, participants may elect, among other forms of payment, a reduced annuity in the joint and survivor form, which provides payments over the life of the participant and a named beneficiary.

For Mr. Klein, the amounts listed are based on compensation and years of service as of December 31, 2016, the last year that he accrued a benefit before the plans were frozen. The present value of Mr. Klein’s accumulated plan benefit was calculated based on assumptions in accordance with FASB ASC 715, which reflects the updated mortality table to the 2018 Static Mortality Table for Annuitants per 1.430(h)(3)-1(e) and a discount rate of 4.45% for the Moen Plan and a discount rate of 4.50% for the FBHS Supplemental Plan. For Mr. Hallinan, the amounts listed are based on compensation and years of service with MasterBrand Cabinets from 2005 through 2008. The present value of Mr. Hallinan’s accumulated plan benefits is calculated based on the same assumptions used to calculate Mr. Klein’s accumulated plan benefits and a discount rate of 4.40% for the MBCI Plan and the MBCI Supplemental Plan.

Tax Qualified and Non-Qualified Defined Contribution Benefits

Fortune Brands maintains a tax-qualified defined contribution plan (the "Savings Plan") and each of our businesses makes either a matching contribution or a qualified non-elective contribution (“QNEC”) under the Savings Plan. In addition, Fortune Brands, GPG and Therma-Tru make profit sharing contributions to eligible employees. In 2018, the eligible profit sharing contribution amount was equal to 6% of adjusted compensation, plus 7.5% for amounts above the Social Security wage base limit, for Messrs. Klein and Hallinan, 5% for Mr. Fink and 2% for Mr. Finley. A portion of the amount of the profit sharing contribution, up to the limitation imposed by the Code, was made to the Savings Plan. Profit sharing contributions in excess of the limitation imposed by the Code were contributed to the FBHS Supplemental Plan on behalf of Messrs. Klein and Hallinan, to the Global Plumbing Group Supplemental Plan (the “GPG SERP”) on behalf of Mr. Fink and to the Therma-Tru Corp. Supplemental Executive Retirement Plan (the “Therma-Tru SERP”) on behalf of Mr. Finley. Mr. Randich does not receive profit sharing contributions under the Savings Plan.

Mr. Hallinan maintains an account holding prior supplemental non-qualified profit sharing contributions under the GPG SERP. Mr. Randich maintains an account holding prior supplemental qualified non-elective and supplemental profit sharing contributions under the Therma-Tru SERP.

2018 EXECUTIVE COMPENSATION (CONTINUED)

FBHS Supplemental Plan and GPG SERP profit sharing accounts are credited with interest monthly, using the Citigroup US Broad Investment-Grade (USBIG) Bond Index. The FBHS Supplemental Plan and the GPG Supplemental Plan pay any defined contribution amounts, in a lump sum following termination of employment, subject to any delay required under Section 409A of the Code. Participants in the Therma-Tru SERP have the option to invest in a number of mutual funds, which are valued on a daily basis. Any interest, dividends, gains or losses received from are allocated across the participants’ accounts in that fund. The Therma-Tru SERP pays any supplement profit sharing contributions in a lump sum or in substantially equal annual installments following termination of employment, subject to any delay required under Section 409A of the Code.

2018 NONQUALIFIED DEFERRED COMPENSATION
Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Christopher J. Klein	FBHS Supplemental	$0	$188,136	31,291	$0	$1,717,592
Patrick D. Hallinan	FBHS Supplemental	$0	$48,534	$525	$0	$28,828
	GPG SERP	$0	$0	$780	$0	$42,827
David M. Randich	Therma-Tru SERP	$0	$0	($13,866)	$0	$268,504
Nicholas I. Fink	GPG SERP	$0	$34,892	$571	$0	$31,342
	FBHS Supplemental	$0	$0	$831	$0	$45,607
Brett E. Finley	Therma-Tru SERP	$0	$12,296	($6,259)	$0	$69,370

(1) Amounts listed in this column were reported as compensation in the last fiscal year in the “All Other Compensation” column of the 2018 Summary Compensation Table.

(2) No amounts listed in the Aggregate Earnings column were reported in the 2018 Summary Compensation Table.

2018 EXECUTIVE COMPENSATION (CONTINUED)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL(1)
	Voluntary		Involuntary		Death	Disability(2)	Retirement(3)	Involuntary Termination (without cause) or Termination for Good Reason After Change in Control
	For Good Reason	Without Good Reason	For Cause	Without Cause
Cash Severance
Klein	$5,889,421	$0	$0	$5,889,421	$0	$0	$0	$8,834,131
Hallinan	$1,641,912	$0	$0	$1,641,912	$0	$0	$0	$2,189,216
Randich	$1,748,625	$0	$0	$1,748,625	$0	$0	$0	$2,331,500
Fink	$1,594,712	$0	$0	$1,594,712	$0	$0	$0	$2,126,283
Finley	$1,436,257	$0	$0	$1,436,257	$0	$0	$0	$1,915,009
Health and Related Benefits(4)
Klein	$61,542	$0	$0	$61,542	$2,060,000	$0	$0	$92,314
Hallinan	$36,894	$0	$0	$36,894	$1,740,000	$0	$0	$49,192
Randich	$17,768	$0	$0	$17,768	$615,000	$0	$0	$23,690
Fink	$29,700	$0	$0	$29,700	$1,530,000	$0	$0	$39,601
Finley	$29,309	$0	$0	$29,309	$250,000	$0	$0	$39,079
Options(5)
Klein	$0	$0	$0	$0	$0	$0	$0	$0
Hallinan	$0	$0	$0	$0	$0	$0	$0	$0
Randich	$0	$0	$0	$0	$0	$0	$0	$0
Fink	$0	$0	$0	$0	$0	$0	$0	$0
Finley	$0	$0	$0	$0	$0	$0	$0	$0
RSUs
Klein	$0	$0	$0	$0	$2,495,464	$1,274,122	$1,274,122	$2,495,464
Hallinan	$0	$0	$0	$0	$481,299	$206,510	$0	$481,299
Randich	$0	$0	$0	$0	$1,103,030	$818,040	$310,915	$1,103,030
Fink	$0	$0	$0	$0	$503,654	$259,393	$0	$503,654
Finley	$0	$0	$0	$0	$728,756	$187,019	$0	$728,756
Performance Share Awards
Klein	$0	$0	$0	$0	$2,474,125	$1,252,783	$1,252,783	$2,474,125
Hallinan	$0	$0	$0	$0	$542,396	$267,608	$0	$542,396
Randich	$0	$0	$0	$0	$586,807	$301,817	$301,817	$586,807
Fink	$0	$0	$0	$0	$494,833	$250,572	$0	$494,833
Finley	$0	$0	$0	$0	$375,588	$182,220	$0	$375,588
Total Potential Payments
Klein	$5,950,963	$0	$0	$5,950,963	$7,029,589	$2,526,905	$2,526,905	$13,896,034
Hallinan	$1,678,806	$0	$0	$1,678,806	$2,763,695	$474,118	$0	$3,262,103
Randich	$1,766,393	$0	$0	$1,766,393	$2,304,837	$1,119,857	$612,732	$4,045,027
Fink	$1,624,412	$0	$0	$1,624,412	$2,528,487	$509,965	$0	$3,164,371
Finley	$1,465,566	$0	$0	$1,465,566	$1,354,344	$369,239	$0	$3,058,432

(1)

This table assumes the specified termination events occurred on December 31, 2018. The value of the equity that would have vested or been settled in connection with a termination event or a change in control was determined by using the closing price of the Company’s common stock on December 31, 2018 ($37.99 per share).

(2)	The amounts reported in this column assume that the executive remains on disability through the full vesting of the award.

(3)	Messrs. Klein and Randich are the only NEOs included in this chart that qualified for retirement treatment under the Company’s compensation programs as of December 31, 2018.

(4)	The Health and Related Benefits listed under the “Death” column reflect the incremental value of life insurance benefits.

(5)	The amount reported in the “Disability” column reflect the value of unvested stock options that would have continued to vest according to the normal vesting schedule applicable to the award.

2018 EXECUTIVE COMPENSATION (CONTINUED)

Termination of Employment and Change in Control Arrangements. To protect the Company’s interests in retaining its top talent, the Company has Severance Agreements with each NEO. Under the terms of the Severance Agreements, each NEO is entitled to severance benefits upon a qualifying termination of employment (i.e., termination by the Company without “cause” or by the NEO for “good reason”). The severance benefits under the Severance Agreements consist of:

•

an amount equal to a multiple (2 years for Mr. Klein and 1.5 years for all other NEOs) of the NEO’s (1) base salary, (2) target annual cash incentive, plus (3) any profit sharing allocation and matching contributions under the applicable tax-qualified and non-qualified defined contributions plans for the year prior to the year in which the termination takes place;

•	an additional number of months (equal to the severance multiple described above) of coverage under health, life and accident plans to the extent allowed under the applicable plan; and

•

an amount equal to the annual cash incentive award the NEO would have received based upon actual Company (or applicable business) performance for the calendar year in which the termination date occurs, prorated for the NEO’s service during the year.

The Severance Agreements contain various restrictive covenants, including a one year non-solicitation provision, a non-disparagement provision, and a one year non-competition restriction. NEOs are also required to sign a release of legal claims against the Company to receive any severance payments.

All of the Severance Agreements contain provisions which provide for enhanced benefits in the event of a qualifying termination (i.e., termination by the Company without “cause” or by the NEO for “good reason”) following a change in control. The Severance Agreements contain “double triggers,” which means that there must be both a change in control of the Company (or applicable business) and a qualifying termination of employment before any enhanced benefits are paid. In the event Mr. Klein is terminated within 2 years following a change in control, his multiple is increased from 2 years to 3 years. In the event of termination within 2 years following a change in control of any of the other NEOs, the multiple is increased from 1.5 years to 2 years. The Severance Agreements do not allow for excise tax gross-ups on these amounts.

Treatment of Equity Awards Following a Termination of Employment (other than in the event of a Change in Control). If a NEO’s employment terminates with or without cause, all unvested PSAs, RSUs and stock options are forfeited. If a NEO dies, becomes disabled or retires, his or her outstanding equity awards vest or are paid as follows:

Treatment of Equity in the Event of Death, Disability or Retirement
Event	Performance Share Awards	Restricted Stock Units	Stock Options
Death	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs fully vest.	Unvested stock options fully vest.
Disability(1)	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs continue to vest according to the vesting schedule.	Unvested stock options continue to vest according to the vesting schedule.
Retirement(2)	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs fully vest.	Unvested stock options fully vest.
(1)	The executive must have one year of service from the grant date prior to the date of disability to be entitled to receive the disability treatment listed above.

(2)

The executive must be 55 years of age with 5 years of service and also have one year of service from the grant date prior to the date of retirement to be entitled to receive the retirement treatment listed above. This provision is not applicable to the retention award granted to Mr. Randich.

2018 EXECUTIVE COMPENSATION (CONTINUED)

Treatment of Equity Awards Following a Change in Control and Termination of Employment. In the event a NEO is terminated by the Company without cause or by the NEO for good reason following a change in control, his or her equity awards vest or are paid as follows:

Treatment of Equity In the Event of a Termination Following a Change In Control*
Award	Treatment
PSAs	Shares are paid assuming that target performance was achieved.
RSUs	All outstanding RSUs fully vest.
Stock Options	All unvested stock options fully vest.
*	The Board has the ability to exercise its discretion to accelerate outstanding awards in the event of a change in control.

CEO PAY RATIO

The Securities and Exchange Commission (“SEC”) adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of Mr. Klein, the Company’s chief executive officer. To understand this disclosure, we think it is important to give context to our operations. Our corporate headquarters are located in Deerfield, Illinois and we operate 52 manufacturing facilities and 53 distribution centers and warehouses worldwide. As a consumer products manufacturer, approximately 75% of our employees are involved in manufacturing our products. In addition, the majority of our manufacturing and assembly plant locations are located in rural areas while our corporate offices are generally located in urban areas. We strive to create a compensation program that is competitive in terms of both the position and the geographic location in which our employees are located. Accordingly, our pay structures vary amongst employees based on business unit, position and geographic location.

Identification of Median Employee

There have not been any material changes to the Company’s employee population or compensation arrangements that we believe would significantly impact this year’s pay ratio disclosure. In determining whether to use the same median employee as used in 2017, we considered whether including the Victoria & Albert employees (employees that were excluded from the 2017 calculation) and Fiberon employees (employees of a company acquired in 2018) in the 2018 calculation would significantly impact the Company’s employee population, compensation arrangements or pay ratio. We concluded that the inclusion of the Victoria & Albert and Fiberon employees would not significantly impact the pay ratio and we have elected to use the same median employee that was used for preparing our 2017 pay ratio. Accordingly, we used October 1, 2017 as the date on which to determine our median employee. As of that date, the Company had approximately 23,622 employees (15,749 in the United States and 7,873 outside of the United States). For purposes of identifying the median employee, we used taxable year-to-date compensation. To identify the median employee, the Company applied a de minimis exemption, which allowed us to exclude non-U.S. employees in countries that make up five percent or less of our employee population. The Company excluded 4 employees in Guatemala, 5 in Taiwan, 4 in Hong Kong and 1,098 employees in China. After applying this exemption, the Company used a total of 22,511 employees (15,749 in the United States and 6,762 outside of the United States) to identify the median employee. In addition, approximately 357 employees of Victoria & Albert were excluded from the calculation as the company was acquired in late 2017.

Using this methodology, we determined that our median employee was a full-time, hourly employee working for our plumbing group in an engineering support role. In determining the 2018 annual total compensation of the median employee, we calculated the employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules, which included base and overtime pay, bonus, matching contributions to the Company’s 401(k), a profit sharing contribution and a change in the year-over-year actuarial value of the employee’s pension benefit. This calculation is the same calculation used to determine total compensation reported above in the 2018 Summary Compensation Table for the Chief Executive Officer.

CEO PAY RATIO (CONTINUED)

2018 CEO Pay Ratio

	2018 Total Compensation*	CEO Pay Ratio
Christopher J. Klein	$8,611,331	176:1
Median Employee	$49,020

*  Annual total compensation, as calculated in accordance with Item 402 of Regulation S-K. The total compensation of both the median employee and Mr. Klein declined in 2018 versus 2017 due to a negative change in the actuarial value of their pension benefits.

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by security holders	5,502,379	$40.83	4,654,434
Equity compensation plans not approved by security holders	0	n/a	0
Total	5,502,379	$40.83	4,654,434

(1)

As of December 31, 2018, the number of securities includes 4,023,822 shares to be issued upon the exercise of outstanding stock options, 818,182 shares to be issued upon the payment of performance shares (assuming maximum performance) and 660,375 shares to be issued upon the vesting of restricted stock unit awards.

(2)

Shares available for issuance under the Company’s 2013 Long-Term Incentive Plan, which allows for grants of stock options, performance stock awards, restricted stock awards and other stock-based awards.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is composed of five directors that are “independent” as defined under the New York Stock Exchange Listed Company Manual and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board. A copy of the Audit Committee Charter is available on the Company’s website at http://ir.fbhs.com/committees.cfm. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2019.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s financial statements and the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements and the Company’s quarterly and annual reports to the SEC with management and the independent registered public accounting firm. Management has confirmed to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has met with the independent registered public accounting firm and discussed matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board. The independent registered public accounting firm has provided an unqualified opinion regarding the Company’s financial statements for the year ended December 31, 2018.

The Company’s independent registered public accounting firm has also provided the Audit Committee with the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has also reviewed non-audit services provided by the independent registered public accounting firm and has considered the compatibility of these services with maintaining the auditor’s independence.

The Audit Committee annually reviews the independence and performance of the independent registered public accounting firm. Factors such as independence, industry knowledge, communication and fees are considered. A performance survey is completed by the Company at the end of each year to evaluate performance of the independent registered public accounting firm in multiple areas including quality of services, sufficiency of audit firm resources, communication and interaction as well as independence, objectivity and professional skepticism. Results are shared with the Audit Committee. Additionally the independent registered public accounting firm presents to the Audit Committee at the beginning of each year, a commitment letter outlining specific areas of focus for continued high quality client service. At the end of each year, the independent registered public accounting firm presents to the Audit Committee and the Company a self-assessment against those commitments which is reviewed and discussed during the Audit Committee meeting.

During fiscal 2018 the Company and the Audit Committee managed the routine transition of the independent public accounting firm’s lead partner auditing the Company. A transition process was developed a year in advance of this transition which took effect in February 2019. The transition process was executed to the mutual satisfaction of the Audit Committee, the independent public accounting firm and the Company.

AUDIT COMMITTEE MATTERS (CONTINUED)

Based upon the review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Audit Committee

Ronald V. Waters, III, Chair

A.D. David Mackay

John G. Morikis

David M. Thomas

Norman H. Wesley

Fees of Independent Registered Public Accounting Firm

PwC served as the Company’s independent registered public accounting firm during the year ended December 31, 2018. All PwC services were approved in advance by the Audit Committee. The aggregate fees billed by PwC during 2018 and 2017 are set forth in the table below:

Type of Fee	Year Ended December 31, 2018	Year Ended December 31, 2017
Audit Fees(1)	$4,218,000	$3,835,000
Audit-Related Fees	$0	$0
Tax Fees (2)	$896,000	$827,000
All Other Fees(3)	$1,800	$101,800

(1)

For both 2018 and 2017, “Audit Fees” represent the aggregate fees for audit services performed by PwC in connection with the audit of the Company’s annual financial statements in its SEC Form 10-K filing and the review of the Company’s quarterly financial information included in its Form 10-Q filings, as well as audit services performed over statutory reporting. For 2018, fees related to the issuance of a comfort letter in conjunction with the Company’s bond offering are also included.

(2)	For both 2018 and 2017, “Tax Fees” included fees included tax compliance, domestic and international tax consulting, customs and transfer pricing services.

(3)	For both 2018 and 2017, fees for advisory services related to licensing an accounting research tool are included. For 2017, “All Other Fees” included fees billed by PwC for IT technical support.

Approval of Audit and Non-Audit Services

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre- approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above under audit fees, tax fees and all other fees for 2018 were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC                         ACCOUNTING FIRM

The Audit Committee has appointed PwC as our independent registered public accounting firm for the year ending December 31, 2019. The Audit Committee and the Board recommend that you ratify this appointment. In line with this recommendation, the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for this Company for the year ending December 31, 2019 is ratified.”

A representative of PwC will attend the Annual Meeting to make a statement if he or she desires and respond to appropriate questions that may be asked by stockholders. In the event the stockholders fail to ratify the appointment of PwC, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PwC.

The Board of Directors and the Audit Committee recommend that you vote FOR Proposal 2.

PROPOSAL 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Exchange Act, the Company is providing stockholders with a vote to approve the compensation of the named executive officers as disclosed in this Proxy Statement, on an advisory, non-binding basis, which is commonly referred to as a “Say-on-Pay” vote. The Board has decided the advisory vote on executive compensation will be held on an annual basis until the next non-binding stockholder vote on the frequency of the advisory vote.

The Board believes that executive compensation should be closely tied to Company performance. Our executive compensation programs are designed to reward executives for the achievement of both short-term and long-term strategic and operational goals, as well as the creation of stockholder value. To accomplish this, the Compensation Committee has designed an executive compensation program that:

•	Creates and reinforces a pay-for-performance culture by tying compensation to Company performance;
•	Aligns management’s interests with those of the Company’s stockholders;
•	Attracts, retains and motivates superior talent through competitive compensation;
•	Provides incentive compensation that promotes performance without encouraging excessive risk- taking; and
•	Recognizes the cyclical nature of our business.

The Company asks that you indicate your approval of the compensation paid to our named executive officers in 2018, as described in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” which includes the compensation tables and narratives.

Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the results of the vote and consider the results when making future decisions regarding executive compensation.

For the reasons discussed above, the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” including the compensation tables and their accompanying narrative discussion, is approved.”

The Board of Directors recommends that you vote FOR Proposal 3.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

We have listed below, as of March 8, 2019 (except as otherwise indicated), the beneficial ownership of the Company’s common stock by (a) each director, (b) the named executive officers, (c) directors and executive officers of the Company as a group, and (d) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock. The table is based on information we received from the directors and executive officers, the Trustee of our defined contribution plan and filings made with the SEC.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Class

The Vanguard Group(2)	14,661,870	10.40%
BlackRock, Inc.(3)	12,186,984	8.65%
Wellington Management Group(4)	11,011,493	7.81%
T. Rowe Price(5)	7,429,761	5.27%
JPMorgan Chase & Co.(6)	7,385,728	5.24%
Nicholas I. Fink	121,301	*
Brett E. Finley	49,870	*
Ann F. Hackett(7)	32,272	*
Patrick D. Hallinan	65,925	*
Susan S. Kilsby	6,953	*
Christoph J. Klein(8)	1,333,103	*
A. D. David Mackay(9)	27,085	*
John G. Morikis(10)	36,243	*
David M. Randich	203,291	*
David M. Thomas(11)	42,175	*
Ronald V. Waters, III	14,142	*
Norman H. Wesley(12)	44,659	*
		*
Directors and executive officers as a group (20 persons )(13)	2,299,455	1.63%
*	Less than 1%

(1)	Includes the following number of shares with respect to which the NEOs have the right to acquire beneficial ownership within 60 days after March 8 , 2019:

Name	Number of Shares
Nicholas I. Fink	85,197
Brett E. Finley	40,358
Patrick D. Hallinan	49,129
Christopher J. Klein	895,716
David M. Randich	135,886

(2)

In a report filed by The Vanguard Group (“Vanguard”) on Schedule 13G/A filed on February 11, 2019, Vanguard disclosed that as of December 31, 2018, it and its wholly owned subsidiaries specified therein had sole voting power over 171,224 shares, shared voting power over 28,776 shares, sole dispositive power over 14,461,844 shares, and shared dispositive power over 200,026 shares. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

In a report filed by BlackRock, Inc. (“BlackRock”) on Schedule 13G/A filed on February 4, 2019, BlackRock disclosed that as of December 31, 2018, it and its subsidiaries had sole voting power over 10,230,134 shares, shared voting power over no shares, sole dispositive power over 12,186,984 shares, and shared dispositive power over no shares. The principal business address of BlackRock, Inc., is 55 East 52nd Street, New York, New York, 10055.

(4)

In a report filed by Wellington Management Group LLP (“Wellington”) on Schedule 13G filed on February 12, 2019, Wellington disclosed that as of December 31, 2018, it and its wholly owned subsidiaries had sole voting power over no shares, shared voting power over 7,422,298 shares, sole dispositive power no shares and shared dispositive power over 11,011,493 shares. The principal business address of Wellington is 280 Congress Street, Boston, Massachusetts 02210.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS (CONTINUED)

(5)

In a report filed by T. Rowe Price Associates, Inc. (“T. Rowe”) on Schedule 13G filed on February 14, 2019, T. Rowe disclosed that as of December 31, 2018, it had sole voting power over 3,900,285 shares, shared voting power over no shares, sole dispositive power of 7,387,711 shares, and shared dispositive power over no shares. The principal business address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

(6)

In a report filed by JPMorgan Chase & Co. (“JPMorgan”) on Schedule 13G filed on January 10, 2019, JPMorgan disclosed that as of December 31, 2018, it and its wholly owned subsidiaries specified therein had sole voting power over 7,099,145 shares, shared voting power over 6,031 shares, sole dispositive power over 7,375,534 shares, and shared dispositive power over 9,295 shares. The principal business address of JPMorgan is 270 Park Avenue, New York, New York 10017.

(7)

Includes 29,485 shares which Ms. Hackett has deferred until the January following the year in which she ceases to be a member of the Board pursuant to the Non-Employee Director Deferred Compensation Plan.

(8)	Includes 63,400 shares held by trusts for which Mr. Klein has sole investment power; however, he disclaims beneficial ownership of such shares.

(9)	Includes 8,000 shares held by trusts for which Mr. Mackay has sole investment power; however, he disclaims beneficial ownership of such shares.

(10)

Includes 5,742 shares which Mr. Morikis has deferred until the January following the year in which he ceases to be a member of the Board pursuant to the Non-Employee Director Deferred Compensation Plan.

(11)

Includes 2,914 shares which Mr. Thomas has deferred until the January following the year in which he ceases to be a member of the Board pursuant to the Non-Employee Director Deferred Compensation Plan. Also includes 9, 500 shares held by a charitable organization for which Mr. Thomas has sole investment and voting power; however, he disclaims beneficial ownership of such shares.

(12)	Includes 27,432 shares held by a trust for which Mr. Wesley has sole investment power; however, he disclaims beneficial ownership of such shares.

(13)

The table includes 1,425,059 shares of which our directors and executive officers as a group had the right to acquire beneficial ownership within 60 days after March 8, 2019. Inclusion of such shares does not constitute an admission by any director or executive officer that such person is the beneficial owner of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and beneficial owners of more than ten percent of our outstanding common stock to file initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5, with the SEC. Based solely on our review of these forms, and certifications from our directors and officers that no other reports were required for them, we believe that all directors, officers and beneficial owners subject to Section 16 complied with the filing requirements applicable to them for the fiscal year ended December 31, 2018.

FREQUENTLY ASKED QUESTIONS

Why did I receive these materials?

This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote on at the Company’s Annual Meeting and gives you the information that you need to make an informed decision on these matters.

Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of printed proxy materials?

Companies are permitted to provide stockholders with access to proxy materials over the Internet instead of mailing a printed copy. Unless we were instructed otherwise, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders. The Notice contains instructions on how to access the proxy materials on the Internet, how to vote and how to request a printed set of proxy materials. This approach reduces the environmental impact and our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting.

The Company will make its Annual Report on Form 10-K for the last fiscal year, including any financial statements or schedules, available to stockholders without charge, upon written request to the Secretary, Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015. The Company will furnish exhibits to Form 10-K to each stockholder requesting them upon payment of a $.10 per page fee to cover the Company’s cost.

Can I get electronic access to the proxy materials if I received printed materials?

Yes. If you received printed proxy materials, you can also access them online at www.proxyvote.com before voting your shares. The Company’s proxy materials are also available on our website at https://ir.fbhs.com/annual-reports-and-proxies. Stockholders are encouraged to elect to receive future proxy materials electronically. If you opt to receive our future proxy materials electronically, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it or for as long as the email address provided by you is valid. Stockholders of record who wish to participate can enroll at http://enroll.icsdelivery.com/fbhs. If your shares are held in an account by a bank, broker or other nominees, you should check with your bank, broker or other nominee regarding the availability of this service.

What is the difference between being a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with EQ Shareholder Services, the Company’s transfer agent, you are the “stockholder of record.” If your shares are held in an account by a bank, broker or other nominee, you hold your shares in “street name” and are a “beneficial owner” of those shares. The majority of stockholders are beneficial owners. For such shares, a bank, broker or other nominee is considered the stockholder of record for purposes of voting at the Annual Meeting. Beneficial owners have the right to direct their bank, broker or other nominee on how to vote the shares held in their account by using the voting instructions provided by the bank, broker or other nominee.

Who is entitled to vote?

Only stockholders who owned the Company’s common stock of record at the close of business on March 8, 2019 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 140,874,260 shares of common stock outstanding on the Record Date.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

Who can attend the Annual Meeting?

Only stockholders who owned Fortune Brands’ common stock as of the close of business on the Record Date, or their authorized representatives, may attend the Annual Meeting. At the entrance to the meeting, stockholders will be asked to present valid photo identification to determine stock ownership on the Record Date. If you are acting as a proxy, you will need to submit a valid written legal proxy signed by the owner of the common stock. You must bring such evidence with you to be admitted to the Annual Meeting.

Stockholders who own their shares in “street name” will be required to submit proof of ownership at the entrance to the meeting. Either your voting instruction card or brokerage statement reflecting your stock ownership as of the Record Date may be used as proof of ownership.

How do I vote?

If you received a Notice in the mail, you can either vote by (i) Internet (www.proxyvote.com) or (ii) in person at the Annual Meeting. Voting instructions are provided on the Notice. You may also request to receive printed proxy materials in the mail.

Stockholders who received printed proxy materials in the mail can vote by (i) filling out the proxy card and returning it in the postage paid return envelope, (ii) telephone (800-690-6903), (iii) Internet (www.proxyvote.com), or (iv) in person at the Annual Meeting. Voting instructions are provided on the proxy card.

Stockholders who received proxy materials electronically can vote by (i) Internet (www.proxyvote.com), (ii) telephone (800-690-6903), or (iii) in person at the Annual Meeting.

If you are not the stockholder of record, but are a beneficial owner of our shares, you must vote by giving instructions to your bank, broker or other nominee. You should follow the voting instructions on the form that you receive from your bank, broker or other nominee, which will include details on available voting methods. To be able to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, broker or other nominee in advance and present it to the Inspector of Election with your completed ballot at the Annual Meeting.

How will my proxy be voted?

Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. If any matter is properly presented other than the three proposals described above, the persons named in the enclosed proxy card or, if applicable, their substitutes, will have discretion to vote your shares in their best judgment.

What if I don’t mark the boxes on my proxy or voting instruction card?

Unless you give other instructions on your proxy card or your voting instruction card, or unless you give other instructions when you cast your vote by telephone or the Internet, the persons named in the enclosed proxy card will vote your shares in accordance with the recommendations of the Board, which are FOR the election of each director named in Proposal 1 and FOR Proposals 2 and 3.

If you hold shares beneficially and you have not provided voting instructions, your bank, broker or other nominee is only permitted to use its discretion and vote your shares on certain routine matters (only Proposal 2 qualifies as a routine matter for this purpose). If you have not provided voting instructions to your bank, broker or other nominee on non-routine matters (Proposals 1 and 3), your bank, broker or other nominee is not permitted to use discretion and vote your shares. Therefore, we urge you to give voting instructions to your bank, broker or other nominee on all three proposals. Shares that are not permitted to be voted by your bank, broker or other nominee with respect to any matter are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and will have no direct impact on the voting results, but will be counted for the purposes of establishing a quorum at the Annual Meeting.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

How many votes are needed to approve a proposal?

The nominees for director, in non-contested elections, must receive a majority of the votes cast at the Annual Meeting, in person or by proxy, to be elected. A proxy card marked to abstain on the election of a director and any broker non-votes will not be counted as a vote cast with respect to that director.

Under the Company’s majority vote Bylaw provision relating to the election of directors, if the number of votes cast “for” a director nominee does not exceed the number of votes cast “against” the director nominee, then the director must tender his or her resignation from the Board promptly after the certification of the stockholder vote. The Board (excluding the nominee in question) will decide within 90 days of that certification, through a process managed by the Nominating and Corporate Governance Committee, whether to accept the resignation. The Board’s explanation of its decision will be promptly disclosed in a filing with the SEC.

The affirmative vote of shares representing a majority in voting power of the common stock, present in person or represented by proxy at the Annual Meeting, and entitled to vote is necessary for the approval of Proposals 2 and 3.

Proxy cards marked to abstain on Proposals 2 and 3 will have the effect of a negative vote. Broker non-votes are not applicable to Proposal 2 because your bank, broker or other nominee will be permitted to use discretion to vote your shares on this proposal. Broker non-votes will have no impact on Proposals 1 and 3.

How can I revoke my proxy or change my vote?

You may revoke your proxy by giving written notice to the Secretary of the Company or by delivering a later dated proxy at any time before it is actually voted. If you voted on the Internet or by telephone, you may change your vote by voting again. Your last vote is the vote that will be counted. Attendance at the Annual Meeting does not revoke your proxy unless you vote at the Annual Meeting.

Will my vote be public?

As a matter of policy, proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed, but are available to the independent Inspector of Election and certain employees of the Company.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the issued and outstanding shares of common stock entitled to vote will constitute a quorum. Proxies received but marked as abstentions or without any voting instructions will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

Our Board is soliciting this proxy. The Company will bear the expense of soliciting proxies for this Annual Meeting, including mailing costs. To ensure that there is sufficient representation at the Annual Meeting, our employees may solicit proxies by telephone, facsimile or in person.

What if I am a participant in the Fortune Brands Home & Security Retirement Savings Plan or the Fortune Brands Home & Security Hourly Employee Retirement Savings Plan?

Participants who invest in the Fortune Brands Stock Fund through the Fortune Brands Home & Security Retirement Savings Plan and the Fortune Brands Home & Security Hourly Employee Retirement Savings Plan (collectively, the “Savings Plans”) were mailed a Notice. The Trustee of the Savings Plans, as record holder of the Fortune Brands common stock held in the Savings Plans, will vote whole shares attributable to your interest in the Fortune Brands Stock Fund in accordance with your directions. Follow the voting instructions provided in the Notice to allow the Trustee to vote the whole shares attributable to your interest in accordance with your instructions. If the Trustee does not receive timely voting instructions with respect to the voting of your shares held in the Fortune Brands Stock Fund, the Trustee will vote such shares in the same manner and in the same proportion as the shares for which the Trustee did receive voting instructions.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

How can I eliminate multiple mailings to the same address?

If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Notice, but you wish to eliminate the duplicate mailings, you must submit a written request to the Company’s transfer agent, EQ Shareowner Services. To request the elimination of duplicate copies, please write to EQ Shareowner Services, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120.

If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Notice or one set of proxy materials for each company in which you hold stock through that broker, bank or other nominee. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond, the bank, broker or other nominee will assume that you have consented, and will send only one copy of the Notice to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of the Notice or proxy materials, or if you wish to receive individual copies of such documents for future meetings, we will send an individual copy to you if you call Shareholder Services at (847) 484-4538, or write to the Secretary of Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015.

How can I submit a stockholder proposal or nomination next year?

Our Bylaws provide that in order for a stockholder to (i) nominate a candidate for election to our Board at the 2020 Annual Meeting of Stockholders, or (ii) propose business for consideration at the 2020 Annual Meeting of Stockholders, written notice containing the information required by the Bylaws must be delivered to the Secretary of the Company no less than 90 days nor more than 120 days before the anniversary of the prior year’s Annual Meeting, that is, after January 8, 2020 but no later than February 7, 2020 for the 2020 Annual Meeting.

Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the Company’s 2020 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), we must receive it on or before November 21, 2019.

The person presiding at the Annual Meeting is authorized to determine if a proposed matter is properly brought before the Annual Meeting or if a nomination is properly made.

Copies of our Restated Certificate of Incorporation and Bylaws are available upon written request to the Secretary, Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015.

APPENDIX A

RECONCILIATIONS

Reconciliation of Operating Income before charges/gains to GAAP Operating Income

(Unaudited)

(in millions)

	Twelve Months Ended December 31,
	2018	2017	% Change 2018 vs 2017	2016	2015	% Change 2018 vs 2015	2014	2013	% Change 2018 vs 2013	2012

Operating income before charges/ gains(1)	$705	$716	(2)	$642	$520	35	$404	$335	111	$211
Restructuring and other charges(a)	(54)	(23)	(136)	(23)	(40)	(36)	(14)	(4)	(1,365)	(14)
Change in inventory costing method(b)	7	—	100	—	—	100	—	—	100	—
Asset impairment charges(c)	(63)	(8)	(654)	—	—	(100)	—	(21)	(195)	(13)
Loss on sale of product line	—	(2)	100	—	—	—	—	—	—	—

GAAP operating income	$595	$683	(13)	$619	$480	24	$391	$310	92	$184

(1) Operating income before charges/gains is operating income derived in accordance with U.S. generally accepted accounting principles (“GAAP”) excluding restructuring and other charges, a benefit from an inventory costing change, asset impairment charges, and loss on the sale of a product line. Operating income before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the returns generated by FBHS and its business segments. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies. In addition, we revised the results herein to reflect the adoption of ASU 2017-07, Presentation of Net Periodic Pension and Postretirement Costs (“ASU 2017-07”), during the first quarter of 2018.

(a) (b) (c) For definitions of Non-GAAP measures, see Definitions of Terms page

2018, 2017, 2016, 2015, 2014, 2013 & 2012 DILUTED EPS BEFORE CHARGES/GAINS RECONCILIATION

(Unaudited)

	Twelve Months Ended December 31,
	2018	2017	% Change 2018 vs 2017	2016	2015	% Change 2018 vs 2015	2014	2013	% Change 2018 vs 2013	2012

Earnings Per Common Share - Diluted
EPS Before Charges/Gains(f)	$3.34	$3.08	8	$2.75	$2.07	61	$1.74	$1.37	144	$0.83

Restructuring and other charges(a)	(0.30)	(0.10)	(200)	(0.10)	(0.10)	(200)	(0.05)	(0.02)	—	(0.05)
Change in inventory costing method(b)	0.04	—	—	—	—	—	—	—	—	—
Asset impairment charges(c)	(0.35)	(0.07)	(400)	—	—	—	(0.01)	(0.12)	(192)	(0.05)
Loss on sale of product line	—	(0.02)	100	—	—	—	—	—	—	—
Defined benefit plan actuarial gains/(losses)(d)	(0.02)	—	—	(0.01)	(0.01)	(100)	(0.05)	(0.02)	—	(0.16)
Norcraft transaction costs(e)	—	—	—	—	(0.08)	100	—	—	—	—
Income Tax gains/(losses)	(0.05)	0.16	(131)	(0.02)	—	—	0.01	—	—	0.08
Write off of prepaid debt issuance costs	—	—	—	(0.01)	—	—	—	—	—	—

Diluted EPS - Continuing Operations	$2.66	$3.05	(13)	$2.61	$1.88	42	$1.64	$1.21	120	$0.65

APPENDIX A (CONTINUED)

For the twelve months ended December 31, 2018, diluted EPS before charges/gains is net income from continuing operations, net of tax including the impact from noncontrolling interests calculated on a diluted per-share basis excluding $54.2 million ($43.4 million after tax or $0.30 per diluted share) of restructuring and other charges, asset impairment charges of $62.6 million ($50.8 million after tax or $0.35 per diluted share), a benefit from an inventory costing change of $7.3 million ($5.5 million after tax or $0.04 per diluted share), a net tax charge principally related to an update to the estimated impact from the Tax Cuts and Jobs Act of 2017 ($7.2. million or $0.05 per diluted share) and the impact from actuarial losses associated with our defined benefit plans of $3.9 million ($2.9 million after tax or $0.02 per diluted share).

For the twelve months ended December 31, 2017, diluted EPS before charges/gains is net income from continuing operations, net of tax including the impact from noncontrolling interests calculated on a diluted per-share basis excluding $23.0 million ($16.3 million after tax or $0.10 per diluted share) of restructuring and other charges, asset impairments of $15.3 million ($11.1 million after tax or $0.07 per diluted share), the loss on sale of product line of $2.4 million ($2.5 million after tax or $0.02 per diluted share), the impact of income from actuarial gains associated with our defined benefit plans of $0.5 million ($0.3 million after tax) and an income tax gain arising from a net benefit related to the Tax Cuts and Jobs Act of 2017 of $25.7 million ($0.16 per diluted share).

For the twelve months ended December 31, 2016, diluted EPS before charges/gains is income from continuing operations, net of tax and including the impact from noncontrolling interests calculated on a diluted per-share basis excluding $23.2 million ($16.5 million after tax or $0.10 per diluted share) of restructuring and other charges, the impact of the write off of prepaid debt issuance cost of $1.3 million ($0.8 million after tax or $0.01 per diluted share), expense related to an income tax loss of $3.1 million ($0.02 per diluted share), and actuarial losses of $1.9 million ($1.3 million after tax or $0.01 per diluted share).

For the twelve months ended December 31, 2015, diluted EPS before charges/gains is income from continuing operations, net of tax and including the impact from noncontrolling interests calculated on a diluted per-share basis excluding $22.7 million ($16.3 million after tax or $0.10 per diluted share) of restructuring and other charges, transaction costs related to the acquisition of Norcraft of $17.1 million ($13.4 million after tax or $0.08 per diluted share), the impact of expense from actuarial losses associated with our defined benefit plans of $2.5 million ($1.6 million after tax or $0.01 per diluted share) and a charge related to an income tax loss of $0.2 million.

For the twelve months ended December 31, 2014, diluted EPS before charges/gains is income from continuing operations, net of tax and including the impact from noncontrolling interests calculated on a diluted per-share basis excluding $13.5 million ($8.4 million after tax or $0.05 per diluted share) of restructuring and other charges, an income tax gain related to a tax benefit resulting from the write off of our investment in an international subsidiary of $1.6 million ($1.6 million after tax or $0.01 per diluted share), an asset impairment charge of $1.6 million ($1.0 million after tax or $0.01 per diluted share) and the impact of expense from actuarial losses associated with our defined benefit plans of $13.7 million ($8.7 million after tax or $0.05 per diluted share).

For the twelve months ended December 31, 2013, diluted EPS before charges/gains is income from continuing operations, net of tax and including the impact from noncontrolling interests calculated on a diluted per-share basis excluding $3.7 million ($3.0 million after tax or $0.02 per diluted share) of restructuring and other charges, asset impairment charges of $27.4 million ($20.0 million after tax or $0.12 per diluted share) and the impact of expense from actuarial losses associated with our defined benefit plan of $5.1 million ($3.3 million after tax or $0.02 per diluted share).

For the twelve months ended December 31, 2012, diluted EPS before charges/gains is income from continuing operations, net of tax and including the impact from noncontrolling interests calculated on a diluted per-share basis excluding $13.6 million ($8.9 million after tax or $0.05 per diluted share) of restructuring and other charges, asset impairment charges of $13.2 million ($8.1 million after tax or $0.05 per diluted share) pertaining to the impairment of certain indefinite lived trade names, income tax gains pertaining to the favorable resolution of tax audits of $12.7 million ($0.08 per diluted share) and the impact of expense from actuarial losses associated with our defined benefit plans of $42.2 million ($26.2 million after tax or $0.16 per diluted share).

(a) (b) (c) (d) (e) (f) For definitions of Non-GAAP measures, see Definitions of Terms page

APPENDIX A (CONTINUED)

Reconciliation of ROIC before charges/gains to ROIC

(in millions)

(Unaudited)

	2018					2017					% Change 2018 vs 2017
	Income from continuing operations, net of tax, less noncontrolling interests		Average Invested Capital		ROIC	Income from continuing operations, net of tax, less noncontrolling interests		Average Invested Capital		ROIC	ROIC

Before charges/gains	$545	/	$4,111	=	13.2%	$514	/	$3,713	=	13.9%	-5%
Restructuring and other charges and other select items	(154)		(97)			(39)		(48)

As reported	$390	/	$4,015	=	9.7%	$475	/	$3,664	=	13.0%	-25%

	2016					2015					% Change 2018 vs 2015
	Income from continuing operations, net of tax, less noncontrolling interests		Average Invested Capital		ROIC	Income from continuing operations, net of tax, less noncontrolling interests		Average Invested Capital		ROIC	ROIC

Before charges/gains	$468	/	$3,519	=	13.3%	$359	/	$3,166	=	11.3%	17%
Restructuring and other charges and other select items	(55)		(54)			(53)		(101)

As reported	$412	/	$3,465	=	11.9%	$306	/	$3,064	=	10.0%	-3%

	2014					2013					% Change 2018 vs 2013
	Income from continuing operations, net of tax, less noncontrolling interests		Average Invested Capital		ROIC	Income from continuing operations, net of tax, less noncontrolling interests		Average Invested Capital		ROIC	ROIC

Before charges/gains	$296	/	$2,845	=	10.4%	$239	/	$2,610	=	9.2%	43%
Restructuring and other charges and other select items	(24)		(90)			(31)		(34)

As reported	$272	/	$2,754	=	9.9%	$208	/	$2,576	=	8.1%	20%

	2012
	Income from continuing operations, net of tax, less noncontrolling interests		Average Invested Capital		ROIC

Before charges/gains	$143	/	$2,469	=	5.8%
Restructuring and other charges and other select items	(36)		(70)

As reported	$107	/	$2,400	=	4.5%

Return on Invested Capital - or ROIC - Before Charges/Gains is income from continuing operations, net of tax, less noncontrolling interests plus after-tax interest expense derived in accordance with GAAP excluding restructuring and other charges and other select items divided by a two point average of GAAP Invested Capital (net debt plus stockholders’ equity) excluding any restructuring and other charges and other select items. Restructuring charges are costs incurred to implement significant cost reduction initiatives and include workforce reduction costs. “Other charges” include charges or gains directly related to restructuring initiatives that cannot be reported as restructuring under GAAP. Such charges or gains may include inventory obsolescence provisions and trade receivables allowances from exiting product lines, accelerated depreciation resulting from the closure of facilities,

APPENDIX A (CONTINUED)

and gains or losses on the sale of previously closed facilities. In addition at Corporate, other charges incurred represent external costs directly related to the acquisition of Norcraft, which primarily include expenditures from banking, legal, accounting and other similar services for the twelve months ended December 31, 2015. In addition, other charges include estimated acquisition related inventory step-up expense in our Plumbing segment for the twelve months ended December 31, 2017, and December 31, 2016, and our Cabinets segment for the twelve months ended December 31, 2015, which are classified in cost of products sold. Other charges also included, in our Plumbing segment, compensation expense related to deferred purchase price consideration payable to certain former Victoria + Albert shareholders contingent on their employment through October 2018 and a transaction related U.K. stamp duty resulting from our acquisition of Victoria + Albert. Other select items include asset impairment charges, income tax gains and lossess, the impact of income and expense from actuarial gains or losses associated with our defined benefit plans, the add back of after-tax interest expense and the write off of prepaid debt issuance costs. ROIC Before Charges/Gains is a measure not derived in accordance with GAAP. Management uses this measure to determine the returns generated by the Company and to evaluate and identify cost-reduction initiatives. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from year to year. These measures may be inconsistent with similar measures presented by other companies.

Definitions of Terms: Non-GAAP Measures

(a) Restructuring charges are costs incurred to implement significant cost reduction initiatives and include workforce reduction costs. “Other charges” represent charges or gains directly related to restructuring initiatives that cannot be reported as restructuring under GAAP. Such costs may include inventory obsolescence provisions and trade receivables allowances from exiting product lines, accelerated depreciation resulting from the closure of facilities, and gains or losses on the sale of previously closed facilities for the twelve months ended December 31, 2018 of $11.3 million, 2017 of $10.2 million, 2016 of $5.4 million, 2015 of $6.0 million, 2014 of $0.7 million, 2013 of $0.9 million and 2012 of $8.9 million.

For the twelve months ended December 31, 2015 other charges include Corporate expenses of $15.1 million for external banking, legal, accounting and other similar services directly related to the acquisition of Norcraft, and which are classified in selling, general and administrative expenses and in our Cabinets segment, $2.1 million of inventory step-up expense related to the acquisition of Norcraft, which are classified in cost of products sold. In our Plumbing segment, other charges also includes an acquisition-related inventory step-up expense classified in cost of products sold of $3.8 million, $2.1 million and $5.5 million for the twelve months ended December 31, 2016, December 31, 2017 and December 31, 2018, respectively. In our Doors & Security segment, other charges also includes an acquisition-related inventory step-up expense classified in cost of products sold of $5.7 million and $4.9 million for the twelve months ended December 31, 2014 and December 31, 2018, respectively. In addition, in our Plumbing segment, other charges also includes compensation expense related to deferred purchase price consideration payable to certain former Victoria + Albert shareholders contingent on their employment through October 2018 of $1.6 million and $8.1 million classified in selling, general and administrative expense for the twelve months ended December 31, 2017 and December 31, 2018, respectively. Also, Plumbing includes $0.7 million of transaction related U.K. stamp duty resulting from our acquisition fo Victoria + Albert for the twelve months ended December 31, 2017. In Corporate, other charges also includes $0.3 million of expense associated with our assessment of the impact on the Company from the Tax Cuts and Jobs Act of 2017, for the twelve months ended December 31, 2018.

(b) During the fourth quarter of 2018, we determined that it was preferable to change our accounting policy for product groups in which metals inventory comprise a significant portion of inventories from last-in, first-out (“LIFO”) to first-in, first-out (“FIFO”). As a result, we recorded a pre-tax benefit of $7.3 million within cost of products sold during the three months ended December 31, 2018.

(c) Asset impairment charges for the twelve months ended December 31, 2018 represent pre-tax impairment charges of $62.6 million related to two indefinite-lived tradenames within our Cabinets segment. Asset impairment

APPENDIX A (CONTINUED)

charges for the twelve months ended December 31, 2017 represents an impairment of a cost investment in a developmental stage home security company classified in other expense and an impairment of a long-lived Corporate asset classified in selling, general and administrative expenses. In addition, asset impairments include impairments related to our decision during the first quarter of 2017 to sell the Field ID product line.

(d) Represents actuarial gains or losses associated with our defined benefit plans. Actuarial gains or losses in a period represent the difference between actual and actuarially assumed experience, principally related to liability discount rates and plan asset returns, as well as other actuarial assumptions including compensation rates, turnover rates, and health care cost trend rates. The Company recognizes actuarial gains or losses immediately in operating income to the extent they cumulatively exceed a “corridor.” The corridor is equal to the greater of 10% of the fair value of plan assets or 10% of a plan’s projected benefit obligation. Actuarial gains or losses are determined at required remeasurement dates which occur at least annually in the fourth quarter. Remeasurements due to plan amendments and settlements may also occur in interim periods during the year. Our operating income before charges/gains reflects our expected rate of return on pension plan assets which in a given period may materially differ from our actual return on plan assets. Our liability discount rates and plan asset returns are based upon difficult to predict fluctuations in global bond and equity markets that are not directly related to the Company’s business. We believe that the exclusion of actuarial gains or losses from operating income before charges/gains provides investors with useful supplemental information regarding the underlying performance of the business from period to period that may be considered in conjunction with our operating income as measured on a GAAP basis. We present this supplemental information because such actuarial gains or losses may create volatility in our operating income that does not necessarily have an immediate corresponding impact on operating cash flow or the actual compensation and benefits provided to our employees. The table below sets forth additional supplemental information on the Company’s historical actual and expected rate of return on plan assets, as well as discount rates used to value its defined benefit obligations:

($ In millions)	Year Ended December 31, 2018		Year Ended December 31, 2017		Year Ended December 31, 2016		Year Ended December 31, 2015		Year Ended December 31, 2014		Year Ended December 31, 2013		Year Ended December 31, 2012
	%	$	%	$	%	$	%	$	%	$	%	$	%	$
Actual return on plan assets	(3.5)%	($30.7)	16.3%	$83.2	10.0%	$46.6	(2.1)%	($18.2)	9.8%	$52.0	15.2%	$74.6	14.5%	$63.7
Expected return on plan assets	6.0%	41.0	6.4%	37.3	6.6%	37.2	6.8%	40.2	7.4%	42.2	7.8%	41.8	7.8%	36.8
Discount rate at December 31:
Pension benefits	4.4%		3.8%		4.3%		4.6%		4.2%		5.0%		4.2%
Postretirement benefits	4.2%		3.4%		3.4%		4.1%		3.5%		4.3%		3.7%

(e) Represents external costs directly related to the acquisition of Norcraft and primarily includes expenditures for banking, legal, accounting and other similar services. In addition, it includes the impact of expense related to our estimated purchase accounting inventory step-up.

(f) Diluted EPS before charges/gains is income from continuing operations, net of tax, less noncontrolling interests calculated on a diluted per-share basis excluding restructuring and other charges, asset impairment charges, the loss on sale of product line, a change in inventory costing method, tax items, gains and losses associated with our defined benefit plans and the write-off of prepaid debt issuance costs. Diluted EPS before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

APPENDIX A (CONTINUED)

Use of Non-GAAP Financial Information in Connection with Incentive Compensation

The Company utilizes measures not derived in accordance with GAAP such as operating margin before charges/gains, operating income before charges/gains, earnings per share before charges/gains, and return on invested capital before charges/gains, when determining performance results in connection with the incentive compensation programs as described in the Compensation Discussion and Analysis (“CD&A”). The 2018 EPS results as set forth in the CD&A were calculated on a before charges/gains basis. For EPS, the benefit of the early adoption of ASU 2016-09 “Improvements to Employee Share-Based Payments” was included for purposes of calculating the performance share award payout percentage for the period 2016 to 2018. Also, in 2018 the benefit from the corporate income tax rate change related to the Tax Cuts and Jobs Act of 2017 was excluded from the payout calculation of the 2016 to 2018 performance share award. For purposes of calculating the Annual Incentive payout, EPS was adjusted for the impact of actual foreign exchange rates versus plan foreign exchange rates. The 2018 ROIC results as set forth in the CD&A were calculated on a before charges/gains basis and represents income from continuing operations, net of tax, less non-controlling interests plus after-tax interest expense, and excludes any restructuring and other charges and other select items, divided by a two point average of GAAP Invested Capital (net debt plus stockholders’ equity), excluding any restructuring and other charges and other select items. For ROIC, the benefit of the early adoption of ASU 2016-09 “Improvements to Employee Share Based Payments” was included for purposes of calculating the performance share award payout percentage for the period 2016 to 2018. For purposes of calculating the Annual Incentive payout, ROIC was adjusted for the impact of actual foreign exchange rates versus plan foreign exchange rates. For purposes of calculating the Annual Incentive payout, the 2018 Operating Income and Operating Margin results as set forth in the CD&A were calculated on a before charges/ gains basis and were also adjusted for the impact of actual foreign exchange rates versus plan foreign exchange rates. These figures may be different from those used by management when providing guidance or discussing Company results. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies.

FORTUNE BRANDS HOME & SECURITY, INC. ATTN: CORPORATE SECRETARY 520 LAKE COOK ROAD DEERFIELD, IL 60015-5611

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORTUNE BRANDS HOME & SECURITY, INC.

The Board of Directors recommends you vote FOR the following proposals:

Proposal 1 - Election of Class II Directors:	For	Against	Abstain

1a. Irial Finan	☐	☐	☐

1b. Susan S. Kilsby	☐	☐	☐

1c. Christopher J. Klein	☐	☐	☐	For	Against	Abstain

Proposal 2 - Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2019.				☐	☐	☐

Proposal 3 - Advisory vote to approve named executive officer compensation.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.

Note: Please sign as your name appears on the Proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 7, 2019

Renaissance Chicago North Shore Hotel

933 Skokie Boulevard

Northbrook, Illinois 60062

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E57388-P19027

The Board of Directors solicits this proxy for use at the Annual Meeting on Tuesday, May 7, 2019.

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card appoint(s) each of CHRISTOPHER J. KLEIN, ROBERT K. BIGGART and PATRICK D. HALLINAN (and any other person chosen by Messrs. Klein, Biggart or Hallinan) proxies, to vote all shares of Fortune Brands Home & Security common stock on which the stockholder(s) would be entitled to vote at the Annual Meeting of Stockholders to be held on May 7, 2019 at the Renaissance Chicago North Shore Hotel, 933 Skokie Boulevard, Northbrook, Illinois at 8:00 a.m. CDT, on Proposals 1, 2 and 3 referred to on the reverse side and described in the Proxy Statement, and on any other matters which may properly come before the meeting, with all powers the stockholder(s) would possess if personally present and at any adjournment or postponement of the Annual Meeting. A majority of the proxies (or, if only one, then that one) or their substitutes acting at the meeting may exercise all powers conferred.

This proxy when properly executed will be voted in the manner directed by the stockholder(s). Unless the stockholder(s) indicate(s) otherwise, the proxies will vote FOR the election of the nominees to the Board of Directors (Proposal 1) and FOR Proposals 2 and 3.

FORTUNE BRANDS HOME & SECURITY, INC.

520 LAKE COOK ROAD

DEERFIELD, IL 60015-5611

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side